Exhibit 99.01
TEXAS GENCO LLC
Quarterly Report to the Noteholders for the Quarterly Period Ended September 30, 2005
Pursuant to Section 4.03(a)(1) of the Indenture dated as of December 14, 2004
Relating to the 6.875% Senior Notes Due 2014
Section 4.03(a)(1) Quarterly Financial Information Enclosed is the Texas Genco LLC quarterly report for the quarterly period ended September 30, 2005.

TEXAS GENCO LLC
QUARTERLY REPORT TO NOTEHOLDERS
PURSUANT TO SECTION 4.03(a)(1) OF THE INDENTURE DATED DECEMBER 14, 2004
TABLE OF CONTENTS

Page
Financial Statements

Texas Genco LLC

Texas Genco LLC Unaudited Condensed Statements of Consolidated Income for the Three Months and Nine Months Ended September 30, 2005	1

Texas Genco LLC Unaudited Consolidated Balance Sheets as of September 30, 2005	2

Texas Genco LLC Unaudited Condensed Statement of Consolidated Cash Flows for the Nine Months Ended September 30, 2005	3

Texas Genco LLC Unaudited Statement of Members’ Equity and Other Comprehensive Income (Loss) for the Nine Months Ended September 30, 2005	4

Texas Genco LLC Notes to Unaudited Condensed Consolidated Financial Statements	5

Texas Genco Holdings, Inc.

Texas Genco Holdings, Inc. Unaudited Statement of Consolidated Operations for the Three Months Ended September 30, 2004, the Nine Months Ended September 30, 2004 and the Period from January 1, 2005 to April 13, 2005	22

Texas Genco Holdings, Inc. Unaudited Statement of Consolidated Cash Flows for the Nine Months Ended September 30, 2004 and the Period from January 1, 2005 through April 13, 2005	24

Texas Genco Holdings, Inc. Notes to Unaudited Consolidated Financial Statements	25

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”)

Part A — Texas Genco LLC	31

Part B — Texas Genco Holdings, Inc.	44

Quantitative and Qualitative Disclosures about Market Risk	46

i

Financial Statements
Texas Genco LLC
Condensed Statements of Consolidated Income
(Thousands of Dollars, Except Earnings Per Unit)
(Unaudited)

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2005	2005
Revenues	876,893	1,999,827

Operating Expenses:
Fuel and purchased power expense	433,829	912,907
Operations and maintenance	99,914	329,432
Depreciation	50,800	139,006
Amortization	44,011	114,392
Taxes other than income taxes	13,730	34,789
Net gain on sale of assets	(28,356)	(28,356)

Total Operating Expenses	613,928	1,502,170

Operating Income	262,965	497,657

Interest and Other Income, net	778	3,129
Interest Expense	(48,766)	(134,306)

Income Before Income Taxes	214,977	366,480

Income Taxes	(13,670)	(20,552)

Net Income	$201,307	$345,928

Basic Earnings Per Unit	$1.12	$2.05

Diluted Earnings Per Unit	$1.07	$1.98

Basic Weighted Average Units Outstanding	180,026,000	168,638,323

Diluted Weighted Average Units Outstanding	187,734,043	175,101,682
See Notes to the Company’s Unaudited Interim Financial Statements.

Texas Genco LLC
Consolidated Balance Sheets
(Thousands of Dollars)
(Unaudited)

September 30, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$222,393
Trade accounts receivable	212,385
Inventory	113,918
Assets held for sale	23,497
Prepaid and other current assets	7,931

Total Current Assets	580,124
Property, Plant and Equipment (net)	3,541,822
Other Assets
Goodwill	790,893
Intangibles, net	769,332
Deferred financing costs, net	109,339
Nuclear decommissioning trust	305,392
Price-risk management assets – non current	—
Other non current assets	1,821

Total Other Assets	1,976,777

Total Assets	$6,098,723

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities:
Accounts payable	$168,913
Accrued property taxes	38,718
Accrued interest and other taxes	28,800
Current portion of long-term debt	18,045
Deferred revenue	61,751
Contractual obligations – power and coal	249,419
Price-risk management liabilities	145,255
Other current Liabilities	25,494

Total Current Liabilities	736,395
Long-Term Debt, net of current portion	2,724,865
Other Liabilities:
Deferred income taxes	181,513
Contractual obligations – power and coal	689,552
Nuclear decommissioning reserve	291,829
Nuclear decommissioning trust liability	293,771
Benefit obligations	208,326
Price-risk management liabilities — non current	188,023
Other non current liabilities	11,337

Total Other Liabilities	1,864,351
Members’ Equity	773,112

Total Liabilities and Members’ Equity	$6,098,723

See Notes to the Company’s Unaudited Interim Financial Statements.

Texas Genco LLC
Condensed Statement of Consolidated Cash Flows
(Thousands of Dollars)
(Unaudited)

Nine Months
Ended
September 30,
2005
Cash Flows Provided by Operating Activities:
Net income	$345,928
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	253,399
Net gain on the sale of assets	(28,356)
Amortization of deferred financing costs	8,063
Amortization of Nuclear Fuel	10,278
Amortization of contractual obligations – power & coal	(223,283)
Unrealized loss on price risk management activities	28,912
Accrued cost of workforce reduction plan	32,570
Changes – Other Assets and Liabilities
Accounts receivable	(118,200)
Inventory	35,386
Prepayments and other current assets	11,220
Accounts payable	53,570
Accrued interest	24,160
Deferred capacity revenue	(16,431)
Pension	(31,993)
Other	23,598

Net cash provided by operating activities	$408,821

Cash Flows Used in Investing Activities:
Acquisitions (net of cash acquired of $191.2 million)	(671,699)
Proceeds from the sale of assets (net of expenses of $6.7 million)	117,245
Additions to construction in progress	(73,781)

Net cash used in investing activities	$(628,235)

Cash Flows Provided by Financing Activities:
Long term borrowings	574,504
Repayment of long-term borrowings	(186,699)
Equity contributions from members	119,523
Equity distributions to members	(151,460)

Net cash provided by financing activities	$355,868

Net Increase in Cash and Cash Equivalents	136,454

Cash and Cash Equivalents at Beginning of Period	85,939

Cash and Cash Equivalents at End of Period	$222,393

Supplemental Disclosure of Cash Flow Information:
Taxes paid	$20,450
Interest paid	$94,060
See Notes to the Company’s Unaudited Interim Financial Statements.

Texas Genco LLC Consolidated Statement of Members’ Equity
and Other Comprehensive Income (Loss)
(Thousands of Dollars)
(Unaudited)

			Accumulated
			Other	Accumulated	Total
	Contributed	Distributed	Comprehensive	Retained	Members
	Capital	Capital	Income/(Loss)	Earnings/(Loss)	Equity
Balance, December 31, 2004	$780,013	$—	$11,636	$(20,133)	$771,516

Contributions from members	119,523				119,523
Distributions to members		(151,460)			(151,460)
Net income				345,928	345,928
Other comprehensive income/loss (1)			(312,395)		(312,395)

Balance, September 30, 2005	$899,536	$(151,460)	$(300,759)	$325,795	$773,112

(1)	The balances for Other comprehensive Income/(Loss) relates entirely to the change in fair value of derivative financial instruments documented and designated as Cash Flow Hedges as defined by Statement of Financial Accounting Standards (“SFAS”) No. 133 “Accounting for Derivative Instruments and Hedging Activities”.
See Notes to the Company’s Unaudited Interim Financial Statements.

Texas Genco LLC
Notes to Condensed Consolidated
Financial Statements
(Unaudited)
(1) BASIS OF PRESENTATION
General
     Included in this Quarterly Report of Texas Genco LLC (the “Company) are the Company’s consolidated interim financial statements and notes (“Interim Financial Statements”). The Interim Financial Statements have been prepared by management without audit. Accordingly, they reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the financial results for the interim period. Certain information and notes normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s Annual Report for the year ended December 31, 2004.
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Condensed Statement of Consolidated Income is not necessarily indicative of the amounts expected for a full year period due to the effects of, among other things, seasonal variations in the generation and sale of electricity and the timing of maintenance and other expenditures.
     The Company did not exist prior to July 19, 2004, and the Company and its subsidiaries had no operations and no material activities until December 15, 2004 when the Company acquired in a merger transaction Texas Genco II, L.P. and Texas Genco Services, L.P., from Texas Genco Holdings, Inc. (the “Initial Acquisition”). Subsequent to the Initial Acquisition, the Company acquired, in a merger transaction, Texas Genco Holdings, Inc. on April 13, 2005 (the “Nuclear Acquisition”) and, by the exercise of a right of first refusal, a 13.2% undivided interest in the South Texas Project (“STP”) from a subsidiary of American Electric Power (“AEP”) on May 19, 2005 (the “ROFR”). Consequently, comparable results for the third quarter and nine months of 2004 are not presented.
Acquisition Agreement between Texas Genco LLC and NRG Energy, Inc.
     On September 30, 2005, Texas Genco LLC and NRG Energy, Inc. and the direct and indirect owners of the Company entered into a definitive agreement for NRG Energy, Inc. to acquire all the outstanding equity of Texas Genco LLC for approximately $5.8 billion, comprised of approximately $4.0 billion in cash and approximately $1.8 billion in common and preferred stock upon the terms and subject to the conditions set forth in the agreement. In addition, NRG will assume approximately $2.5 billion of Texas Genco net debt. Each of the parties’ obligation to consummate the acquisition is subject to certain customary conditions. The closing date of this transaction is expected to be within the first quarter of 2006.
Inventory
     Inventories consist principally of materials and supplies, coal and lignite, natural gas, petroleum coke, and fuel oil. Inventories used in the production of electricity are valued at average cost except for coal and lignite, which are valued under the last-in, first-out method. If coal and lignite inventories were valued at their current replacement cost, at September 30, 2005, total inventory would have increased by approximately $1.9 million. The following table provides the components of inventory as of September 30, 2005.

Texas Genco LLC

September 30, 2005
(in thousands)
Natural Gas	$5,516
Fuel Oil	687
Coal	19,252
Lignite	2,282
Petroleum coke	260
Materials & Supplies	85,921

Total Inventory	$113,918

     Nuclear fuel rod assemblies consumed by STP are not reflected as inventories. Once placed in service, fuel rods normally remain in the units for approximately four and a half years. As a result, the cost of the fuel rod assemblies is capitalized as a component of property, plant and equipment and is depreciated over the expected service lives of the assemblies.
Goodwill and Other Intangible Assets
     The Company’s intangible assets consist of goodwill resulting from the Initial Acquisition of approximately $790.9 million and other intangible assets. During the year, adjustments have been made to goodwill and other intangible assets based on revised estimates or finalization of valuations. Purchase price allocations for the Nuclear Acquisition and ROFR completed during the previous quarter did not result in any goodwill. However, intangible assets of $22.9 million related to forward sales contracts have been recognized as a part of the purchase price allocation associated with the Nuclear Acquisition. The following table presents the Company’s goodwill and its intangible assets, their related amortization and estimated weighted-average useful life at September 30, 2005. The purchase price allocation for the Nuclear Acquisition and the ROFR are pending a final valuation of assumed contracts, additional information concerning the nature of certain deferred tax attributes, and the receipt of the final valuation report from our third party consultants.

	Weighted	September 30,
	Average Life	2005
	(years)	(in millions)
Goodwill		$790.9
Intangibles	6.5	896.7
Amortization of intangibles		(127.4)

Net Goodwill and Intangibles		$1,560.2

     The following table presents expected amortization, beginning January 1, 2005, for the next five years and in total thereafter for the Company’s amortizable intangible assets at September 30, 2005 (in millions):

		Decommissioning
	Acquired	&			Total Finite-
	Customer	Decontamination		Steam and	Lived
	Forward Sales	Enhancement	Emission	Water	Intangible
	Contracts	Fees	Allowances	Contracts	Assets
2005	$104.7	$0.5	$26.1	$0.6	$131.9
2006	87.0	1.0	55.3	0.6	143.9
2007	114.0	0.8	42.4	0.6	157.8
2008	90.4	—	39.4	0.6	130.4
2009	11.5	—	37.3	0.6	49.4
Thereafter	—	—	223.3	8.8	232.1

Total	$407.6	$2.3	$423.8	$11.8	$845.5

     The Company amortizes all finite lived intangible assets over their respective estimated useful life. Acquired forward sales contracts represents the intangible value assigned to all firm forward baseload capacity power sales resulting from the Initial Acquisition and the Nuclear Acquisition, the longest of which has a useful life of five years, which represents the number of years for which the power had been sold forward at their respective acquisition dates. Pursuant to the Clean Air Act Amendments of 1990, the acquired power plants are entitled to receive allowances to emit sulfur dioxide and oxides of nitrogen. These allowances or permits are transferable by

Texas Genco LLC
the Company. The Company amortizes air emission allowances on a units of production basis as utilized. Steam and water contracts consist of a water rights agreement and a steam contract that have estimated useful lives of 22 and 11 years, respectively.
     In connection with the Initial Acquisition, the Company recorded the fair value of certain power sales and coal contracts assumed. The Company estimated the fair value of these contracts using market value as of the acquisition date over the life of each contract. These contracts had negative fair values at the date of acquisition and were recorded as contractual obligations on the consolidated balance sheet. These contractual obligations are amortized as increases to revenue and decreases to fuel expense, as applicable, based on the estimated realization of the fair value established on the acquisition date over their contractual lives. Respectively, for the three months and nine months ended September 30, 2005, the Company amortized approximately $61.2 million and $186.3 million of assumed out-of-the-money contracts to increase revenue and approximately $13.3 million and $37.0 million to decrease fuel expense.
Derivative Instruments
     The Company is subject to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 138 and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 133”), which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. These statements require that derivatives be recognized at fair value on the balance sheet and that changes in fair value of such derivatives be recognized either currently in earnings or deferred as a component of other comprehensive income. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period it occurs. Cash flow hedges are those derivatives designated to hedge exposure to variability in expected future cash flows. Changes in the fair value of cash flow hedges, to the extent there is a high correlation between price movements in the derivative and the item designated as being hedged, are recognized as a component of other comprehensive income until the expected cash flow being hedged occurs. At such time, previously recognized amounts within comprehensive income are reversed, and the change in the fair value of the derivative is recognized within earnings.
     The Company has entered into several natural gas swap agreements to sell approximately 199.0 million MMBtu’s of natural gas through 2010 at fixed prices, with the Company as the floating price payor. These swap agreements are considered derivatives and are treated as cash flow hedges for accounting purposes. The aggregate fair market value of the natural gas swap agreements was ($324.1) million at September 30, 2005. The Company has recognized losses associated with these swaps in the amount of $23.3 million. As a result, $300.8 million was recorded as other comprehensive loss at September 30, 2005.
Assets Held for Sale
     The Company previously determined that the Texas Genco fuels pipeline, a 90 mile fuel oil pipeline system, and the North Dayton gas storage facility, in which the Company has a long-term agreement to store gas and a purchase option to buy the facility, were not strategic assets for the business. The book values of the Texas Genco fuels pipeline and the North Dayton gas storage facility were recorded at their fair value (less estimated costs to sell) of $36.3 million and $31.0 million, respectively, as of December 31, 2004, and were reflected as assets held for sale on the consolidated balance sheet.
     On May 16, 2005, the Company entered into an agreement with TEPPCO Partners, L.P. for the sale of the Texas Genco fuels pipeline and its associated equipment, a 5.5 million barrel storage facility and its associated equipment along with certain oil inventory. The transaction closed on July 15, 2005 for a total purchase price of approximately $71.1 million.
     On June 27, 2005, the Company entered into an agreement with Kinder Morgan Energy Partners, L.P. for the sale of the Company’s subsidiaries that indirectly own an option to purchase the North Dayton gas storage facility in Liberty County, Texas and associated equipment. The gas storage facility was owned by HNG Dayton Storage Company, with whom the Company had a long-term storage agreement under which it was entitled to purchase the North Dayton gas storage facility.

Texas Genco LLC
     On June 27, 2005, the Company entered into an agreement with HNG Dayton Storage Company providing for the exercise of the Company’s option to purchase the gas storage facility. The closings of the acquisition of the gas storage facility from HNG Dayton Storage Company and the sale to Kinder Morgan Energy Partners, L.P. occurred on August 1, 2005. At the closings, the Company received cash of approximately $53 million. The Company has entered into a long-term storage capacity and transportation agreement with Kinder Morgan Energy Partners, L.P.
     During the second quarter of 2005, management announced that the Company would conduct an auction to sell the Deepwater, H.O. Clarke, and Webster power plants and associated land. The auction is expected to conclude prior to the end of 2005. The book value of these plants is zero since the original purchase price allocation from the Initial Acquisition placed a value of zero on these assets. Based on third party appraisals that the fair market value of these properties would exceed the current book value including the estimated cost to demolish the plants and remediate the property, no impairment has been recognized for these properties. The land associated with these plants has been valued at their book value of $0.9 million, $1.3 million, and $12.1 million for H.O. Clarke, Deepwater, and Webster, respectively.
     During the third quarter of 2005, the Company determined that the facilities at the Texas Genco EDC complex other than the maintenance shop and maintenance equipment, are not strategic assets for the business. These Texas Genco EDC complex facilities were recorded at their fair value (less estimated costs to sell) of $9.2 million as of September 30, 2005, and are currently under contract to sell. These facilities are reflected as assets held for sale on the consolidated balance sheet.
Workforce Optimization Plans
     On February 1, 2005, and in conjunction with the Initial Acquisition, the Company announced a workforce optimization plan (the “Plan”). The program consists of a voluntary retirement incentive, an involuntary severance, and a voluntary severance.
     Voluntary Retirement Incentive. On February 14, 2005, the Company announced a Voluntary Retirement Incentive Program (“VRI”) for its eligible 232 non-bargaining unit employees, and on March 15, 2005, an identical program was announced for its eligible 309 bargaining unit employees. To be eligible for the VRI, employees must have been (1) employed on February 1, 2005 (on March 1, 2005 for bargaining unit employees), (2) at least age 50 with at least 15 years of service on April 1, 2005, and (3) a participant in the Texas Genco II LP retirement plan (“Retirement Plan”). In summary, the VRI offers the eligible employee (i) an annuity payment from the Retirement Plan based on the greater of (a) the cash balance account in the Retirement Plan, or from the predecessor plan benefit formula, (b) the accrued lump sum benefit paid as a monthly annuity, or (c) the present value of the immediate life annuity; (ii) the present value of two years of base salary in the form of a twenty-four month annuity payment from the Retirement Plan (or, if the employee elects, in the form of a life annuity); (iii) a lump-sum healthcare bridge payment if the employee is under age 55; and (iv) payment of earned vacation and a pro-rated 2005 discretionary bonus. The election period to participate in the VRI expired on April 7, 2005 and as of September 30, 2005, 412 employees had elected to retire and did not revoke their election. SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, specifies that an employer that offers special termination benefits to employees shall recognize a liability and a corresponding cost when the employees accept the offer and the amount can be reasonably estimated. During the three and nine month periods ended September 30, 2005, a credit of $1.4 million and a charge of $57.2 million were recognized relative to the estimated increased pension cost related to the VRI plan. Additionally, for the nine month period ended September 30, 2005 $3.0 million was recognized as estimated liabilities for the health care bridge payment associated with the 412 electing employees.
     Involuntary Severance. The second component of the Plan involves targeted workforce reductions. Employees terminated pursuant to the Plan receive a lump-sum cash severance benefit payment based on a calculation which provides three weeks of base pay for each full year of service realized with the Company (and qualified predecessor employers), with a minimum of 12 weeks and a maximum of 52 weeks of severance benefits paid to an affected individual. In addition, terminated employees receive an additional lump sum equal to the employee’s target award under the Company’s annual short-term incentive plan based on eligible earnings for the period commencing on January 1 of the termination year through the employee’s date of termination. Affected

Texas Genco LLC
individuals also have the ability to continue medical, dental and vision benefits at the active employee contribution rates for coverage for the number of weeks used to calculate the individual’s severance benefit. As of September 30, 2005, the Company had terminated 41 employees pursuant to this component of the Plan.
     Voluntary Severance. On August 15, 2005, the third phase of the workforce restructuring, a Voluntary Severance Program covering collectively bargained employees, was announced. In accordance with our agreements with the union, the program was offered to selected union work groups within the Company. The Program provides the same level of severance benefits provided in the involuntary program. As of September 30, 2005, 17 employees had elected to terminate his/her employment in the following fourth quarter, effective October 1, 2005, pursuant to the Voluntary Severance Program.
     During the first quarter of 2005, the Company completed an analysis that estimated the total minimum severance benefits for the total targeted workforce reduction plan. This estimated cost of the minimum severance benefits was accrued during the first quarter, and included an increase of $29.6 million in goodwill. This estimate may be adjusted in future periods, as the total actual severance liability is determined.
     During the nine months ended September 30, 2005, the accrued liability for the minimum severance benefits was reduced by $24.7 million, reflecting the minimum severance benefits liability associated with the 412 employees electing the VRI as of September 30, 2005. In addition, the accrued liability for the minimum severance benefits was reduced by $2.1 million associated with 30 eligible employees who were severed during the period. As a result, Operations and Maintenance expenses for the nine month period ended September 30, 2005 includes a $57.2 million pension charge, and a $3.0 million health care bridge charge, which was partially offset by a $24.7 million minimum severance credit, all relating to the VRI plan.
     As of September 30, 2005 the Company employed a total of 1,168 employees. Of these employees, 774 are covered by a collective bargaining agreement.
Business Segments
     The Company manages the business as one reportable segment. This one reportable segment is an electric power generation business that presently conducts all of its power generation business within ERCOT.
Plant Decommissioning
     On January 10, 2005, the Company filed notice with ERCOT to suspend operations at fifteen gas fired generation units located at the Company’s Cedar Bayou, Webster, P.H. Robinson, H.O. Clarke, T.H. Wharton and Deepwater Stations. This was the first step in a process to retire the units permanently or to place them in mothball status for more than 180 days. ERCOT notified the Company that it required the continued operation of only P.H. Robinson Unit 2 and negotiated a contract with the Company to maintain the unit in operation on a “Reliability Must Run” basis (“Must-Run Contract”). Under the Must-Run Contract, the Company recovered the costs of operating and activating the unit from ERCOT and in turn the unit was available to ERCOT for reliability needs. The Must-Run Contract had a term of one year starting on May 17, 2005, with a right of early termination by ERCOT. On October 29, 2005, the Must-Run Contract was terminated pursuant to a notice of early termination issued by ERCOT on August 1, 2005. This unit is now in mothball status for more than 180 days.
Nuclear Decommissioning
     As a result of the Nuclear Acquisition and ROFR, the Company has become the beneficiary of decommissioning trusts that have been established to provide funding for decontamination and decommissioning of 44% of the South Texas Project. CenterPoint Energy and American Electric Power collect, through rates or other authorized charges to their electric utility customers amounts designated for funding the Company’s portion of the decommissioning of the facility. In the event funds from the trusts are inadequate to fund the Company’s ownership portion of the actual decommissioning costs, CenterPoint Energy and American Electric Power or their successors will be required to collect through rates or other authorized charges to customers as contemplated by the Texas Utility Code all additional amounts required to fund the Company’s obligations relating to the decommissioning of

Texas Genco LLC
the facility. Following the completion of the decommissioning, if surplus funds remain in the decommissioning trusts, the excess will be refunded to the ratepayers of CenterPoint Energy, American Electric Power, or their successors. The fair value of the trust assets are reflected as a non-current asset by the Company with an associated long-term liability to reflect the future obligation to fund the decommissioning from the trust assets or to refund or collect additional amounts from the ratepayers or CenterPoint Energy, American Electric Power or their successors.
     In addition to the nuclear decommissioning trusts, the Company has recorded asset retirement obligations and liabilities in accordance with SFAS No. 143 “Accounting for Asset Retirement Obligations”. The assets and liabilities were recorded on the respective acquisition dates based on the estimated future costs of decontamination and decommissioning of the Company’s 44.0% interest in the South Texas Project. The asset is being amortized over the remaining licensing period for the South Texas Project and is reflected as a component of property plant and equipment. Accretion expense is being recognized with the associated liability.
     As of September 30, 2005 the trust assets had a market value of $305.4 million. The unamortized portion of the retirement obligation asset was $280.2 million. The decommission liability was $291.8 million, and the liability to fund the decommissioning from the trust assets and payments to or from ratepayers was $293.8 million. The total value of all assets and all liabilities associated with the decommissioning and the trusts will always be equal, which is consistent with the Company not having any economic exposure for the decommissioning responsibilities.
Change in Initial Acquisition Estimate
     The Company has revised the estimated value of the sulfur dioxide allowances acquired in the Initial Acquisition from $271.0 million to $301.0 million. These allowances are allocated on an annual basis by the Environmental Protection Agency and the revised value for these allowances was based on the estimated market value of the allowances for each year’s grant. These allowances have an infinite life, but can only be used to offset emissions in the year for which they were allocated or later years. Therefore, amortization of this intangible asset is based on the sulfur dioxide allowances actually used during any reporting period on a FIFO basis, thus amortizing the older, more valuable allowances first. The allowances are currently used up on a 1 credit for 1 ton basis, and beginning in 2010 the ratio changes to 2 for 1 and in 2015 escalates to 2.85 to 1.
Unit-Based Compensation
     The Company has established a unit option incentive plan for key employees. The options currently issued under this plan fall into three categories. The first are “Core” options that have a 10 year life and vest, subject to the participant’s continued employment, in approximately 1/5 increments on each anniversary date of the grant. The second are “Performance” options that vest upon the earlier of successful achievement of established equity return targets or seven years. The third are “Vested” options that are fully vested and have a 10 year life. Under the plan, all unvested options vest immediately upon change of control of the business. During the quarter ended September 30, 2005, new Core and Performance options totaling 77,000 were granted at a price of $6.10, which have an immaterial intrinsic value. In addition, 1,200,000 Core and Performance options that were granted at $5.00 were forfeited during the quarter ended September 30, 2005.
     The following table reflects the outstanding options as of September 30, 2005.

	Unvested	Vested
	Options	Options
Options Granted	9,451,001	451,800
Range of Exercise Prices	$5.00 - $6.10	$5.00
Weighted Average Exercise Price	$5.40	$5.00
Expiration Dates	2014 - 2015	2014
     Only vested options can be exercised. None of these options can be transferred unless certain future events occur, which include equity sales by the existing equity holders of the Company.

Texas Genco LLC
     The Company complies with the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure; however, the Company has elected to continue to apply the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company uses the intrinsic value method to account for stock-based employee compensation, however, there is a requirement to disclose pro forma net income or loss as if the Company had applied the fair value methods prescribed by SFAS No. 123.
     In order to determine a fair value of the options granted during the quarter, a traditional option pricing model approach was employed which indicated a fair value as of the date of grant of approximately $1.2 million, based on model input assumption terms which include a term of ten years, no volatility and an interest rate of approximately 4.34%. Because the options granted by the Company have either significant vesting and/or exercise restrictions, the Company believes that the traditional option pricing model approach overstates the fair value of the options on the grant date.
Compensation Relating to Sales of Non-Strategic Assets
     During the third quarter, the Board of Directors approved a plan whereby certain employees would be granted additional compensation based on the net proceeds received from the sale of non-strategic assets. A percentage of the amounts earned under this plan will be paid annually based on vesting periods ranging from five to seven years, and vest immediately upon change of control of the business. During the third quarter, net cash proceeds from qualifying sales of non-strategic assets were received totaling approximately $124.0 million. The total potential amount to be earned by the employees from these sales over the entire vesting period is approximately $5.3 million. For the quarter ended September 30, 2005, approximately $0.4 million has been recognized as accrued compensation expense related to this plan.
(2) NEW ACCOUNTING PRONOUNCEMENTS
     In January 2005, the FASB issued a revision to FASB Statement No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123R”). This Statement establishes standards that account for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Company is currently evaluating the impact of SFAS 123R.
     In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”, which provides further clarification of the requirements of SFAS No. 143. This Interpretation is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005, for calendar-year enterprises). The Company has analyzed Interpretation No. 47 and determined that the provisions of the statement do not have a material impact on the Company’s results of operations, financial condition or cash flows.
     In May 2005, the Financial Accounting Standards Board issued SFAS No.154 “Accounting Changes and Error Corrections”, which replaces APB Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” The statement applies to all voluntary changes in accounting principle and changes resulting from adoption of a new accounting pronouncement that does not specify transition requirements. SFAS No. 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle should be recognized in the period of the accounting change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 with early implementation permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this statement is issued. SFAS No.154 will become effective for the Company on January 1, 2006 and will be applied when applicable.

Texas Genco LLC
(3) ACQUISITIONS
Nuclear Acquisition.
     On April 13, 2005, the Nuclear Acquisition occurred, in which a wholly owned subsidiary of the Company merged with and into Texas Genco Holdings, Inc. As a result of the Nuclear Acquisition, Texas Genco Holdings, Inc. became a wholly owned subsidiary of the Company and the Company thereby indirectly acquired Texas Genco Holdings, Inc.’s assets and liabilities, including its 30.8% undivided interest in STP. The Company paid an affiliate of CenterPoint Energy, Inc. aggregate consideration of $700.0 million in cash in connection with the Nuclear Acquisition. The Company financed the Nuclear Acquisition with $475.0 million of borrowings under the term loan portion of the Company’s senior secured credit facilities, approximately $99.5 million of revolver borrowings, an additional cash equity investment of $117.8 million by the members of the Company, investment funds (collectively, the “Members”) affiliated with The Blackstone Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group (the ‘‘Sponsors”) and, to a lesser extent, by certain members of management, and the balance from cash on hand (the “Nuclear Acquisition Financing”, and the Initial Acquisition Financings and the Nuclear Acquisition Financing, together, the “Formation Financings”). In addition, because Texas Genco Holdings, Inc. had approximately $75.0 million of bank debt outstanding, which became due at the closing of the Nuclear Acquisition, the Company also paid approximately $75.0 million from the Company’s cash on hand in order to discharge such debt. In connection with the Nuclear Acquisition, in an order from the Nuclear Regulatory Commission (“NRC”) dated April 4, 2005, approving the indirect transfer of the STP license from CenterPoint Energy to Texas Genco LLC, the NRC required Texas Genco LLC to enter into a support agreement with Texas Genco LLC’s subsidiary Texas Genco, LP to provide up to $120.0 million to Texas Genco, LP if necessary to support its share of operations at STP. Texas Genco LLC entered into that support agreement on April 13, 2005.
ROFR.
     On May 19, 2005, the ROFR occurred, in which pursuant to the exercise of a right of first refusal by Texas Genco, LP subsequent to a third party offer to AEP in early 2004, the Company acquired from AEP an additional 13.2% undivided interest, equivalent to approximately 338 MW of capacity, in STP for approximately $174.2 million, less adjustments for working capital and other purchase price adjustments. As a result, the Company now owns a 44.0% undivided interest, equivalent to 1,127 MW, in STP. Texas Genco, LP had deposited cash collateral to secure stand-by letters of credit posted in favor of AEP to secure the obligation to pay AEP for the ROFR. The purchase price for the ROFR was funded from that deposited cash, and on May 19, 2005, excess cash in the amount of approximately $28.9 million securing the stand-by letters of credit was released to us. Pursuant to the purchase agreement for the ROFR, Texas Genco, LP agreed with AEP that, for a period of ten years from the date of the consummation of the ROFR, Texas Genco, LP would maintain minimum partners’ equity, determined in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), of $300 million.

Texas Genco LLC
(4) COMMITMENTS AND CONTINGENCIES
Long-Term Financing Obligations
     Senior Notes, Credit Agreement and Funded Letter of Credit Facility. The Company’s long-term financing obligations outstanding have been incurred under the Company’s senior secured Credit Agreement dated as of December 14, 2004 (“Credit Agreement”), the Company’s senior secured Funded L/C Credit Agreement dated as of June 24, 2005 (“Funded Letter of Credit Facility”) and the Company’s senior unsecured note Indenture, dated as of December 14, 2004, relating to the Company’s 6.875% Senior Notes due 2014, and consisted of the following as of September 30, 2005:

September 30, 2005
(in millions)
Long-term debt:
6.875% Senior Notes, due 2014	$1,125.0
Term Loan Facilities, due 2011	1,614.0

Subtotal	2,739.0

Less:
Current maturities	(16.3)

Total long-term financing obligations, less current maturities	$2,722.7

Aggregate maturities of the principal amounts of long-term financing obligations through 2010 and in total thereafter are as follows:
2005 (October – December)	$4.0
2006	16.3
2007	16.3
2008	16.3
2009	16.3
2010	16.3
Thereafter	2,653.5

Total long-term financing obligations, including current maturities	$2,739.0

     Borrowings under the term loan facilities of the Company’s Credit Agreement bear interest, at the Company’s option, at either:
o	a base rate, plus the applicable interest rate margin; or

o	a reserve adjusted Eurodollar rate on deposits for one-, two-, three-, six-, nine- or twelve-month periods (in the case of nine- or twelve-month periods, to the extent available to all applicable lenders), plus the applicable interest rate margin.
     The following table summarizes used and available portions of the various credit facilities made available to the Company under the Credit Agreement and the Funded Letter of Credit Facility at September 30, 2005:

Texas Genco LLC

			Face
			Amount of
			Letters of
	Commitment	Amounts	Credit	Total
Facility	Amount	Borrowed	Issued	Unused
	(in millions)
Term Loan Facility, due 2011	$1,141.4	$1,141.4	$ N/A	$ N/A
Delayed Draw Term Loan Facility, due 2011	472.6	472.6	N/A	N/A
Revolving Credit Facility, due 2009	325.0	—	39.7	285.3
Base Letter of Credit Facility, due 2009	200.0	—	134.8	65.2
Special Letter of Credit Facility, due 2009	344.3	N/A	344.3	—
Funded Letter of Credit Facility, due 2011	150.0	N/A	150.0	—

Total	$2,633.3	$1,614.0	$668.8	$350.5
     Capital Lease Obligations. Current and long-term capital lease obligations at September 30, 2005 were $1.8 million and $2.1 million respectively. The aggregate liability, both current and non-current, recorded for capital lease obligations as of September 30, 2005 was $3.9 million. This amount reflects a reduction for imputed interest on the lease payments of $0.7 million.
Collateral Agreements
     The Company provides collateral to many of the counterparties to the Company’s power purchase agreements, bilateral contracts, fuel purchase agreements and natural gas swap agreements in order to secure the Company’s performance under these contracts. This collateral generally consists of a letter of credit that is fixed in amount and, in some cases, a second lien on the Company’s assets. As of September 30, 2005 the Company’s counterparties had net credit exposure to the Company of approximately $2,160.2 million that was secured by second liens on the Company’s assets.
Commitments
     Operating Lease Obligations. During the quarter the Company entered into a new 76 month leasing agreement for the Company’s corporate office space in Fulbright Towers at 1301 McKinney, Houston, Texas and a 60 month leasing agreement for the Company’s data center at 1301 Fannin, Houston, Texas. Together, these leases are expected to cost approximately $0.5 million a year with a total commitment of approximately $3.0 million for the duration of these leases.
     Nuclear Insurance. The Company and the other owners of the South Texas Project maintain nuclear property and nuclear liability insurance coverage as required by law and periodically review available limits and coverage for additional protection. The owners of the South Texas Project currently maintain $2.75 billion in property damage insurance coverage, which is above the legally required minimum, but is less than the total amount of insurance currently available for such losses.
     Under the Price-Anderson Act, the maximum liability to the public of owners of nuclear power plants was $10.8 billion as of September 30, 2005. Owners are required under the Price Anderson Act to insure their liability for nuclear incidents and protective evacuations. The Company and the other owners currently maintain the required nuclear liability insurance and participate in the industry retrospective rating plan under which the owners of the South Texas Project are subject to maximum retrospective assessments in the aggregate per incident of up to $100.6 million per reactor. The owners are jointly and severally liable at a rate not to exceed $10 million per reactor per accident per year.
     The U.S. Energy Policy Act of 2005, which was signed by President Bush on August 8, 2005, extends the effective date of the Price-Anderson Act for 20 years to 2025 and increases the annual retrospective premium obligations under the Price-Anderson Act from $10 million to $15 million per reactor per accident and the total amount from $63 million to $95.8 million per reactor per accident, in each case adjusted for inflation.

Texas Genco LLC
     There can be no assurance that all potential losses or liabilities associated with the South Texas Project will be insurable, or that the amount of insurance will be sufficient to cover them. Any substantial losses not covered by insurance would have a material effect on the Company’s financial condition, results of operations and cash flows.
     Nuclear Decommissioning. Upon expiration of the operating licenses for the two generating units at STP (currently scheduled for 2027 and 2028), the co-owners of STP are required under federal law to decontaminate and decommission STP. External trusts have been created to fund Texas Genco, LP’s share of the decommissioning costs for STP. In May 2004, an outside consultant estimated a 44.0% share of the STP decommissioning costs to be approximately $650 million in 2004 dollars. The consultant’s calculation of decommissioning costs for financial planning purposes used the “DECON” methodology, one of the three alternatives acceptable to the NRC. The DECON methodology involves removal of all radioactive material from the site following permanent shutdown of the generating units.
     Currently, Texas Genco, LP’s funding against this decommissioning obligation is contained within two separate trusts. In accordance with the terms of its current Texas Utility Commission rate order, CenterPoint Energy Houston Electric, LLC (“CenterPoint Houston”) is currently authorized to collect approximately $2.9 million per year from its transmission and distribution customers and is obligated to deposit the amount collected into the STP decommissioning trust created by Texas Genco, LP to cover decommissioning of the Company’s 30.8% interest in STP. AEP is currently authorized by the Texas Utility Commission to collect approximately $3.97 million per year from its transmission and distribution customers and is obligated to deposit the amount collected into the STP decommissioning trust created by Texas Genco, LP to fund decommissioning of the 13.2% interest in STP. As of September 30, 2005, the combined fair market value of the investments in the two separate external trusts established to fund the decommissioning of the Company’s 44.0% interest in STP was $305.4 million.
     On October 26, 2004, a new Texas Utility Commission rule to govern the transfer and administration of nuclear decommissioning trusts became effective. The new rule provides that the parties to the transfer of an interest in a nuclear generation facility must file for approval of all new agreements related to the decommissioning trusts prior to the closing of the transaction. In addition, the collecting utility (in this instance, both CenterPoint Houston and AEP) must file an application with the Texas Utility Commission for the establishment of a separate nonbypassable charge for collection of decommissioning costs consistent with the prior rate order of each collecting utility, not later than 30 days after the close of the transaction. On November 10, 2004, CenterPoint Houston and Texas Genco, LP jointly filed for Texas Utility Commission approval of (i) a decommissioning funds collection agreement and (ii) a separate nonbypassable decommissioning charge consistent with CenterPoint Houston’s prior rate order in preparation for the Nuclear Acquisition. On February 10, 2005, AEP filed for approval of the agreements related to the transfer of the decommissioning trust funds related to the ROFR. On May 11, 2005, the Texas Utility Commission approved by separate final orders the agreements related to the transfer of the decommissioning trust funds related to the Nuclear Acquisition and the ROFR. On May 25, 2005, the Texas Utility Commission approved the establishment of a separate nonbypassable charge for CenterPoint Houston for collection of decommissioning costs consistent with the prior rate order of CenterPoint Houston. During the third quarter of 2005, AEP established a separate nonbypassable charge for collections of decommissioning costs and a new rate order. The new rule requires the Company to update the decommissioning cost study for STP at least once every five years, and provides for periodic adjustments to the annual decommissioning funding amount and the corresponding nonbypassable charges should the funding levels be inadequate.
     In the event that the funds from the trusts are ultimately determined to be inadequate to decommission the STP facilities, CenterPoint Houston and AEP will be required to collect through their Texas Utility Commission-authorized nonbypassable charges to customers all additional amounts required to fund the decommissioning obligations relating to the Company’s 44.0% share, provided that the Company has complied with the Texas Utility Commission’s rules and regulations regarding decommissioning trusts. Following the completion of the decommissioning, if surplus funds remain in the decommissioning trusts, any excess will be refunded to the respective rate payers of CenterPoint Houston or AEP (or their successors).
     The owners of STP must provide a report on the current status of decommissioning funding to the NRC every two years. However, if a sale, merger or acquisition occurs, the report is required each year. The report compares the current external trust funding levels to that year’s minimum decommissioning amounts calculated in accordance with NRC requirements. The NRC requirements determine the decommissioning cost estimate by

Texas Genco LLC
escalating the NRC’s estimated decommissioning cost of $105 million per unit, expressed in 1986 dollars, for the effects of inflation between 1986 and the most recent year-end and then multiplying by 44.0% to reflect the Company’s share of each unit of STP. This estimate is the minimum required level of funding as of the most recent year-end. The last report was submitted to the NRC in March 2005 and showed that, as of December 31, 2004, the aggregate NRC minimum funding level for the Company’s 44.0% interest in STP was $121.4 million. While the trust’s funding levels have historically exceeded minimum NRC funding requirements, the Company cannot ensure that the amounts held in trust will be adequate to cover the actual decommissioning costs of STP. These costs may vary because of changes in the assumed date of decommissioning and changes in regulatory requirements, technology and costs of labor, materials, equipment and waste burial.
     Lignite Mine Reclamation. The lignite at the Limestone plant is supplied under a long term contract at a fixed price through 2007 with price and volume to be renegotiated for the period 2008 through 2015. The mine operator had indicated that the current fixed price was not sufficient to meet its costs and had requested early renegotiation of the price and volume terms. The operator is a single purpose subsidiary of Westmoreland Coal Company and the contract is not supported by a Westmoreland guarantee. Recently, an interim agreement between the company and Westmoreland was reached which provides interim surcharges and special management fees to fund operations and capital expenditures through 2007. The operator has continued to meet delivery schedules. Prior to the end of 2005, the parties are contractually obligated to resume discussions around a longer-term contract and plan for the mine. If the operator fails to perform or is unable to produce sufficient quantities of lignite, the Company could experience a disruption or discontinuance of supply which could result in a partial curtailment or partial shutdown of the Company’s Limestone plant and cause the Company to produce power at its gas-fired plants or to acquire power in the spot market to cover its existing power sales obligations.
(5) ENVIRONMENTAL AND LEGAL
Clean Air Standards
     The Texas electric restructuring law and regulations adopted by the Texas Commission on Environmental Quality (“TCEQ”) in 2001 require substantial reductions in emission of oxides of nitrogen (“NOx”) from electric generating units. The Company is currently installing cost-effective controls at its generating plants to comply with these requirements. From January 1, 2000 through December 31, 2004, the Company invested approximately $700 million for NOx emission control, and the Company plans to make additional expenditures through 2006. Further NOx requirements may result from the TCEQ’s future rules, expected by 2007, implementing more stringent federal eight-hour ozone standards.
Asbestos
     Texas Genco Holdings, Inc. has been named, along with numerous others, as a defendant in several lawsuits filed by a large number of individuals who claim injury due to exposure to asbestos while working at sites along the Texas Gulf Coast. Most of these claimants have been workers who participated in construction, renovation or repair of various industrial facilities, including power plants, and some of the claimants have worked at locations owned by Texas Genco Holdings, Inc. As of September 30, 2005, there were 3,864 claims pending against Texas Genco Holdings, Inc. For the nine months ended September 30, 2005, there were 211 claims filed against Texas Genco Holdings, Inc., 116 claims settled, 1,173 claims dismissed or otherwise resolved with no payment and the average settlement amount for each claim was approximately $3,150. Under the terms of the separation agreement between Texas Genco Holdings, Inc. and CenterPoint Energy, ultimate financial responsibility for uninsured losses relating to such claims has been assumed by Texas Genco Holdings, Inc., and under the terms of CenterPoint Energy’s agreement to sell Texas Genco Holdings, Inc. to Texas Genco LLC, CenterPoint Energy has agreed to continue to defend such claims to the extent they are covered by insurance maintained by CenterPoint Energy, subject to reimbursement of the costs of such defense from Texas Genco LLC. Texas Genco Holdings, Inc. anticipates that additional claims like those received may be asserted in the future and intends to continue vigorously contesting claims, which it does not consider to have merit.

Texas Genco LLC
Litigation
     In July 2003, Texas Commercial Energy filed in federal court in Corpus Christi, Texas a lawsuit against, as the lawsuit was subsequently amended, Texas Genco, LP, CenterPoint Energy, Inc., Reliant Energy, Inc., Reliant Electric Solutions, LLC, several other CenterPoint Energy, Inc. and Reliant Energy, Inc. subsidiaries and a number of other participants in the ERCOT power market. The plaintiff, a retail electricity provider in the Texas market served by ERCOT, alleged that the defendants conspired to illegally fix and artificially increase the price of electricity in violation of state and federal antitrust laws and committed fraud and negligent misrepresentation. The lawsuit sought damages in excess of $500.0 million, exemplary damages, treble damages, interest, costs of suit and attorneys’ fees. The plaintiff’s principal allegations had previously been investigated by the Texas Utility Commission and found to be without merit. In June 2004, the federal court dismissed the plaintiff’s claims and in July 2004, the plaintiff filed an appeal that Texas Genco, LP contested. The court of appeals affirmed the lower court’s decision in June 2005. The plaintiff moved for a rehearing en banc, which was subsequently denied. The plaintiff has petitioned the United States Supreme Court for a review of the case, and the ultimate outcome of this matter cannot be predicted at this time.
     In February 2005, Utility Choice Electric filed in federal court in Houston, Texas a lawsuit against CenterPoint Energy, Inc., CenterPoint Energy Houston Electric, LLC, CenterPoint Energy Gas Services, Inc., CenterPoint Energy Alternative Fuels, Inc., Texas Genco, LP and a number of other participants in the ERCOT power market. The plaintiff, a retail electricity provider with the ERCOT market, alleged that defendants conspired to illegally fix and artificially increase the price of electricity in violation of state and federal antitrust laws, intentionally interfered with prospective business relationships and contracts, and committed fraud and negligent misrepresentation. The plaintiff’s principal allegations had previously been investigated by the Texas Utility Commission and found to be without merit. Texas Genco, LP is vigorously defending the case. The federal court in Houston recently lifted its stay of the matter pending the outcome of the Texas Commercial Energy matter and Texas Genco, LP and other defendants have filed a motion to dismiss which is under consideration by the court. Trial is scheduled for April 2006. The ultimate outcome of this matter cannot be predicted at this time.
     On February 20, 2004, Texas Genco, LP filed an injunction and declaratory judgment lawsuit in a Freestone County, Texas state district court seeking to enjoin Valence Operating Company (“Valence”) from drilling or engaging in work to prepare for drilling a natural gas well in Texas Genco II, L.P.’s Class II Industrial Solid Waste Facility (the “Landfill”) adjacent to the Limestone plant. The Landfill is used to dispose of ash byproducts from the combustion of coal and lignite at the Limestone Plant. Following a hearing in March 2004, the court granted Texas Genco, LP’s request and enjoined Valence from drilling the well in the Landfill. In connection with that injunction, the court ordered, and Texas Genco, LP posted, a bond in the amount of $1.0 million to secure payment of any damages suffered by Valence should it be found to have been wrongfully enjoined. Valence filed a counter-claim against Texas Genco, LP for wrongful injunction and sought to recover the full amount of the bond. Trial on the merits in this case was held in September 2004. The jury found, among other things, that Texas Genco, LP had an existing use that would be precluded or substantially impaired if Valence drilled Well 8. Finally, the jury also found damages in the amount of $400,000 as compensation to Valence for the issuance of the temporary restraining order and temporary injunction. Both Texas Genco, LP and Valence moved to disregard certain of the jury’s findings and for judgment in their respective favors. On October 24, 2004, the court accepted the jury’s findings and entered judgment that Texas Genco, LP take nothing on its claim for permanent injunction, and that Valence recover $400,000 in damages, together with pre- and post-judgment interest and costs. Texas Genco, LP has appealed the final judgment. The trial court has reinstated the temporary injunction pending the resolution of Texas Genco, LP’s appeal. The trial court also ordered, and Texas Genco, LP posted, a bond in the amount of approximately $860,000 in connection with the temporary injunction pending appeal. The ultimate outcome of this matter cannot be predicted at this time. In addition, a separate lawsuit was filed by Texas Genco, LP in the same court, to enjoin Valence from drilling another well (Well 9) in the Landfill. In that lawsuit, Texas Genco, LP obtained a temporary restraining order against drilling this other well. On October 26, 2004, the court signed an order granting Texas Genco, LP’s requested injunctive relief and enjoining Valence from drilling Well 9 in the Landfill. The court ordered, and Texas Genco, LP posted, a bond in the amount of approximately $2.0 million to secure payment of any damages suffered by Valence should it be found to have been wrongfully enjoined. The court has rescheduled this case for trial on the merits in December 2005.

Texas Genco LLC
     Valence currently has two active applications with the Railroad Commission of Texas for drilling permits for two additional wells that would be drilled in the Landfill. On October 18, 2005, the hearing examiner recommended the Commission deny one permit and grant the other. The Railroad Commission is expected to rule on the recommendation in the fourth quarter.
     The Company is, from time to time, a party to other litigation arising in the normal course of its business, most of which involves contract disputes or claims for personal injury and property damage incurred in connection with its operations. The Company does not believe that any such existing litigation will have a material adverse effect on its consolidated financial position, results of operations or cash flows.
Regulatory
     The Company is subject to regulation by various federal, state and local agencies. The Company’s generation subsidiaries are registered as power generation companies with the Texas Public Utility Commission (“TPUC”) subjecting the Company to limited regulation by the TPUC directly as well as indirectly by virtue of TPUC oversight of Electric Reliability Council of Texas, Inc. (“ERCOT”). The TPUC recently initiated proceedings to consider changes in the ERCOT market design, generation adequacy measures, and market power rules governing power generation companies. Specifically, the TPUC is considering changing the ERCOT market design from a zonal to a nodal design, implementing an “energy-only” market to promote the building of new generation, and revising market power rules. The Company is participating in these proceedings and expects the TPUC will commence formal rulemaking proceedings later this year or early next year.
     Although the Company is not subject to regulation by the Federal Energy Regulatory Commission (“FERC”) as a public utility because the Company operates solely within the ERCOT market, the Company is required to make certain filings with FERC to maintain the Company’s status as an Exempt Wholesale Generator under the Public Utility Holding Company Act of 1935 (“PUHCA”). On August 8, 2005 the U.S. Energy Policy Act of 2005 was enacted. Six months after the date of enactment of the Energy Policy Act, PUHCA will be repealed and the jurisdiction of FERC will be expanded to cover a limited number of holding company activities, including the direct or indirect acquisition of an electric utility holding company by another electric utility or electric utility holding company. These changes are subject to future FERC rulemaking and interpretation. It is possible, as a result of FERC’s expanded jurisdiction, that FERC approval might be required for future merger or acquisition transactions involving Texas Genco and an electric utility or an electric utility holding company even if the assets and operations of both parties are solely within ERCOT.
(6) RELATED PARTY TRANSACTIONS
Limited Liability Company Agreement of Texas Genco LLC.
     The limited liability company agreement provides for cash distributions to the Members of the Company on a periodic basis for the purposes of funding their possible tax obligations in respect of the income of the Company that is allocated to them. The amount of those distributions is calculated based on an agreed tax rate of 45% multiplied by the net taxable income of the Company, excluding the earnings of Texas Genco Holdings, Inc., for the relevant tax period. During the third quarter, the Company made a member tax distribution for $65.7 million.
Other Distributions to Members.
     The Company made two other distributions during the three and nine months ended September 30, 2005 to its Members in the amounts of $48.7 million and $37.1 million during the third quarter. These payments represent preliminary distributions of the estimated net proceeds of the sales of the Texas Genco fuels pipeline and the North Dayton gas storage facility, respectively, net of the tax distribution made in respect of the expected capital gain on each of these sales.

Texas Genco LLC
Transaction and Monitoring Fee Agreement
     The Sponsors have entered into a transaction and monitoring fee agreement with the Company relating to certain monitoring, advisory and consulting services that the Sponsors provide. During the nine months ended September 30, 2005, the Company paid, in aggregate, $7.5 million in fees to the Sponsors.
(7) INCOME TAXES
     Texas Genco LLC is a limited liability company that is treated as a partnership for federal income tax purposes and is therefore not subject to federal taxation. As a corporation, Texas Genco Holdings, Inc. is subject to corporate federal income tax. Thus, prior to the Nuclear Acquisition, all profit or losses were subject to taxation at the member interest level, whereas, after the Nuclear Acquisition, the earnings of Texas Genco Holdings, Inc. are subject to federal income tax and all other profit or losses continue to be subject to taxation at the member interest level.
     The Company’s Consolidated Statement of Income reflects the applicable tax expense of Texas Genco Holdings, Inc. The Company’s Consolidated Balance Sheet reflects the historical balances of current and deferred taxes of Texas Genco Holdings, Inc., applicable adjustments to the deferred tax liability resulting from timing differences created by the Company’s purchase price allocation and the applicable changes in the current and deferred tax liabilities of Texas Genco Holdings, Inc. from the Company’s acquisition date through September 30, 2005.
     The Company’s current and deferred components of income tax expense (benefit) for the nine months ended September 30, 2005 are as follows:

September 30,
2005
(In thousands)
Current
Federal	$23,440
State	30

Total current	$23,470
Deferred
Federal	$(2,914)
State	(4)

Total Deferred	(2,918)
Total Income tax expense	$20,552

     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

September 30,
2005
(In thousands)
Income (loss) before income taxes	$366,480
Federal statutory rate	35%

Income tax expense (benefit) at statutory rate	128,268
Increase (decrease) in tax resulting from:
Partnership Income	(107,231)
Other, net	(485)

Total	(107,716)
Income tax expense (benefit)	$20,552

Effective Rate	5.61%

Texas Genco LLC
     The Company’s tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases were as follows:

September 30,
2005
(In thousands)
Deferred tax liabilities (net):
Non-current:
Depreciation	180,055
Employee Benefits and Other	1,458

Total non-current deferred tax liabilities	$181,513

     One of the provisions of the American Jobs Creation Act of 2004 was a special deduction for qualifying manufacturing activities. The Company’s income tax expense includes an estimated benefit for such deductions attributable to Texas Genco Holdings, Inc.
     In 2004, the Company submitted private letter ruling requests to the Internal Revenue Service seeking approval for the continued funding of certain amounts into qualified nuclear decommissioning trusts under section 486A associated with the Nuclear Acquisition and the ROFR. On July 28, 2005, the IRS approved the Company’s ruling requests.
(8) EARNINGS PER UNIT
     The Company’s basic and diluted earnings per unit are calculated by dividing the weighted average units outstanding at the end of each period into the net income. Texas Genco LLC had weighted average units outstanding of 180,026,000 and 168,638,323 for the three and nine month periods ended September 30, 2005 respectively and unit options, which if converted would incrementally increase average units outstanding for the three and nine month periods ended September 30, 2005 by 7,708,043 and 6,463,359 respectively on a diluted basis.

	Three Months Ended	Nine Months Ended
	September 30, 2005	September 30, 2005
Income available to unit holders	$201,307	$345,928
Basic Units outstanding	180,026,000	168,638,323
Basic earnings per unit outstanding	$1.12	$2.05

Effect of dilutive securities Unit options assumed converted	1,160,924	1,157,957

Income available to unit holders after assumed conversions	$201,307	$345,928
Diluted Units outstanding	187,734,043	175,101,682
Diluted earnings per unit outstanding	$1.07	$1.98
(9) SUBSEQUENT EVENTS
Labor Negotiations
     In July 2005 the Company entered into discussions with IBEW local 66, which represents the Company’s 774 union employees, regarding wages and benefits for 2006. In accordance with the terms of the Company’s current labor agreement, the Company is to negotiate exclusively on the issues of wages paid and benefits delivered during the final year of the current three year agreement. The current labor agreement precludes any lock out, strike or cessation of work during the term of this agreement (which ends September 17, 2006). The Company does not foresee that these discussions will have any material adverse effect on business operations or on the Company’s financial position, results of operations or cash flows.

Texas Genco LLC
Asset Sales
     On October 19, 2005, the Company entered into an agreement with AES Western, LLC for the sale of the Deepwater Electric Generating Station for $7.4 million, less estimated cost to sell, and is expected to close in the fourth quarter. Deepwater Electric Generating Station is a facility located on 61 acres of land in the City of Pasadena and includes the 174MW gas-fired generating unit along with operating permits and associated emissions allowances.
* * *

The following unaudited financial statements of Texas Genco Holdings, Inc. are being presented as the predecessor company. On April 13, 2005, as a result of the Nuclear Acquisition, Texas Genco Holdings, Inc. became a wholly-owned subsidiary of the Company. As a result, the Statement of Consolidated Income only includes the results through April 13, 2005. The results of Texas Genco Holdings, Inc. subsequent to April 13, 2005 are included in the consolidated results of the Company.
Texas Genco Holdings, Inc.
Statements of Consolidated Operations
(Thousands Of Dollars, Except Share and Per Share Amounts)
(Unaudited)

			Period from
	Three Months	Nine Months Ended	January 1 through
	Ended September 30,	September 30,	April 13,
	2004	2004	2005
Revenues	$637,885	$1,629,732	$61,593
Expenses:
Fuel costs	315,644	765,951	5,687
Purchased power	17,506	43,874	—
Operation and maintenance	118,914	319,113	35,026
Depreciation and amortization	4,355	85,331	5,165
Write-down of assets	649,000	649,000	—
Taxes other than income taxes	8,721	33,099	3,467

Total	1,114,140	1,896,368	49,345

Operating Income (Loss)	(476,255)	(266,636)	12,248
Other Income	908	2,963	1,145
Interest Expense, net	—	(140)	(763)

Income (Loss) Before Income Taxes	(475,347)	(263,813)	12,630
Income Tax Benefit (Expense)	164,088	93,562	(3,514)

Net Income (Loss)	$(311,259)	$(170,251)	$9,116

Basic and Diluted Earnings Per Share:
Net Income (Loss)	$(3.89)	$(2.13)	$0.14

Weighted Average Shares Outstanding	80,000,000	80,000,000	64,764,240

See Notes to Holding’ Unaudited Interim Financial Statements

Texas Genco Holdings, Inc.
Statements of Consolidated Cash Flows
(Thousands of Dollars)
(Unaudited)

		Period from
	Nine Months Ended	January 1 through
	September 30,	April 13,
	2004	2005
Cash Flows from Operating Activities:
Net income (loss)	$(170,251)	$9,116
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	85,331	5,165
Fuel-related amortization	20,375	4,235
Amortization of deferred financing costs	1,651	318
Deferred income taxes	(213,332)	887
Investment tax credit	(8,653)	(972)
Write-down of assets	649,000	—
Changes in other assets and liabilities:
Accounts receivable	(16,607)	(6,541)
Inventory	13,395	327
Accounts payable	24,522	(5,700)
Accounts payable, affiliate	(1,626)	(5,045)
Taxes and interest accrued	9,919	(93,242)
Accrued reclamation costs	(1,511)	—
Benefit obligations	20,612	—
Deferred revenue from capacity auctions	3,120	—
Other current assets	(10,026)	(756)
Other current liabilities	(1,790)	(488)
Other long-term assets	2,291	163
Other long-term liabilities	(6,919)	3,351

Net cash provided by (used in) operating activities	399,501	(89,182)

Cash Flows from Investing Activities:
Capital expenditures and other	(45,751)	(8,934)
Proceeds from sale of investments	—	383,132

Net cash provided by (used in) investing activities	(45,751)	374,198

Cash Flows from Financing Activities:
Increase in short-term borrowings	—	75,000
Payment of common stock dividends	(60,000)	—
Debt issuance costs	(1,252)	(54)
Payment to former shareholders	—	(383,132)

Net cash used in financing activities	(61,252)	(308,186)

Net Increase (Decrease) in Cash and Cash Equivalents	292,498	(23,170)

Cash and Cash Equivalents at Beginning of Period	44,558	23,499

Cash and Cash Equivalents at End of Period	$337,056	$329

Supplemental Disclosure of Cash Flow Information:
Cash Payments:
Interest	$885	$482
Income taxes	$52,732	$91,045
See Notes to Holding’ Unaudited Interim Financial Statements

Texas Genco Holdings, Inc.
Notes to Unaudited Consolidated Financial Statements
(1) Background and Basis of Presentation
     General. Included in this Quarterly Report of Texas Genco Holdings, Inc. (Holdings) are Holdings’ consolidated interim financial statements and notes (Interim Financial Statements) including its wholly owned subsidiaries. The Interim Financial Statements are unaudited, omit certain financial statement disclosures and should be read with the consolidated financial statements of Holdings for the year ended December 31, 2004, and the quarters ended March 31, 2005 and June 30, 2005.
     Background. Prior to the Acquisition, Holdings was a wholly owned subsidiary of CenterPoint Energy, Inc. (CenterPoint Energy). In July 2004, Holdings entered into a definitive transaction agreement pursuant to which it agreed to be acquired by Texas Genco LLC. On December 15, 2004, Holdings completed the sale of its fossil generation assets (coal, lignite and gas-fired plants) to Texas Genco LLC for $2.813 billion in cash. Following the sale, Holdings distributed $2.231 billion in cash to CenterPoint Energy. Following that sale, Holdings’ principal remaining asset was its ownership interest in a nuclear generating facility. The final step of the transaction, the merger of Holdings with a subsidiary of Texas Genco LLC in exchange for an additional cash payment to CenterPoint Energy of $700 million, was completed on April 13, 2005, following receipt of approval from the Nuclear Regulatory Commission.
     Basis of Presentation. The Interim Financial Statements include the operations of Texas Genco Holdings, Inc. and its subsidiaries, which manage and operate Holdings’ electric generation operations.
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     Holdings’ Interim Financial Statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods. Amounts reported in Holdings’ Statements of Consolidated Operations are not necessarily indicative of amounts expected for a full-year period due to the effects of, among other things, (a) seasonal variations in energy consumption, (b) timing of maintenance and other expenditures and (c) acquisitions and dispositions of assets and other interests.
(2) New Accounting Pronouncements
     In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3” (SFAS No. 154). SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. The correction of an error in previously issued financial statements is not an accounting change and must be reported as a prior-period adjustment by restating previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.
(3) Short-Term Borrowings
     In February 2005, Holdings established a $75 million term loan facility under which borrowings could be made for working capital purposes at the London interbank offered rate plus 50 basis points. Two drawings aggregating $75 million were made under the facility. This facility was secured by a lien on Holdings’ equity and the partnership interests in its subsidiaries and cash collateral accounts set up in connection with the sale of the

Texas Genco Holdings, Inc.
Holdings’ coal, lignite and gas-fired generation assets. As of April 13, 2005, borrowings outstanding under this facility totaled $75 million. In connection with the completion of the sale of Holdings on April 13, 2005, the amounts outstanding under the facility were repaid and the facility was terminated.
(4) Related Party Transactions and Major Customers
     As of December 31, 2004, Holdings had net accounts payable to affiliates of $5 million.
     During the three months ended September 30, 2004, the sales and services by Holdings to Reliant Energy, Inc., (formerly named Reliant Resources, Inc.) (RRI) and its subsidiaries totaled $423 million. During the nine months ended September 30, 2004, the sales and services by Holdings to RRI and its subsidiaries totaled $1 billion. During the three months and nine months ended September 30, 2004, there were no sales and services by Holdings to CenterPoint Energy and its affiliates. During the three months ended September 30, 2004, the sales and services by Holdings to another major customer totaled $95 million. During the nine months ended September 30, 2004, the sales and services by Holdings to that customer totaled $285 million.
     During the period from January 1 through April 13, 2005, there were no sales and services by Holdings to RRI and its subsidiaries or to CenterPoint Energy and its affiliates.
     During the three months ended September 30, 2004, purchases of natural gas by Holdings from CenterPoint Energy and its affiliates were $2 million. During the nine months ended September 30, 2004, purchases of natural gas by Holdings from CenterPoint Energy and its affiliates were $18 million.
     CenterPoint Energy has previously provided some corporate services to Holdings. The costs of services have been directly charged to Holdings using methods that management believes are reasonable. These methods include negotiated usage rates, dedicated asset assignment, and proportionate corporate formulas based on assets, operating expenses and employees. These charges are not necessarily indicative of what would have been incurred had Holdings not been an affiliate. Amounts charged to Holdings for these services were $8 million and $20 million, respectively, for the three months and nine months ended September 30, 2004, and are included primarily in operation and maintenance expenses. Amounts charged to Holdings for these services were $0.8 million for the period from January 1 through April 13, 2005.
(5) Employee Benefit Plans
     (a) Pension.
     For the period January 1 through August 31, 2004, Holdings’ employees participated in CenterPoint Energy’s pension plan. However, effective September 1, 2004, Holdings established a stand-alone pension plan for substantially all employees of Texas Genco.
     (b) Postretirement Benefits.
     Holdings’ employees participate in CenterPoint Energy’s postretirement benefit plan. Net periodic cost for the three months ended September 30, 2004 was $18 million (including $17 million of non-recurring curtailment costs attributable to the discontinued participation of the Holdings’ workforce in the plan as active employees). Net periodic cost for the nine months ended September 30, 2004 was $20 (including $17 million of non-recurring curtailment costs attributable to the discontinued participation of the Holdings’ workforce in the plan as active employees).

Texas Genco Holdings, Inc.
     CenterPoint Energy used the following assumptions to determine net periodic cost relating to pension benefits allocated to Holdings:

2004
Discount rate	6.25%
Expected return on plan assets	9.00%
Rate of increase in compensation levels	4.10%
     Holdings’ net periodic cost for the period January 1 through April 13, 2005 was not material.
* * *

Texas Genco LLC
Management’s Discussion and Analysis of Financial Condition and Results of Operations
(“MD&A”)
     The following discussion and analysis of financial condition should be read in combination with the interim financial statements contained in this Quarterly Report. Part A sets forth the MD&A for Texas Genco LLC for the three months and nine months ended September 30, 2005 and Part B sets forth the MD&A for Texas Genco Holdings, Inc. for the periods April 1, 2005 to April 13, 2005 and January 1, 2005 to April 13, 2005.
Forward Looking Statements
     This Quarterly Report includes “forward-looking statements” within the meaning of Section 27A of Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning our expectations, plans, objectives, goals, strategies, future events, future revenue or performance, impact on estimated gross margin from our base load plants, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this Quarterly Report, the words “could,” “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “goal,” “forecast” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of operating trends, are based upon our current expectations and various assumptions. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the Company’s expectations, beliefs or projections will result or be achieved.
     There are a number of factors that could cause our actual results to differ materially from our expectations. Our gross margins are dependent upon the market price for power in the ERCOT market, our fuel costs, and plant availability. The revenue portion of our gross margins is primarily derived from the sale of power associated with our large base load generation units. The revenue associated with these units is impacted by natural gas prices. Because natural gas is the fuel of marginal plants serving the ERCOT market during most hours, its price has a significant influence on the price of electric power. As a result, the price customers are willing to pay for entitlements to our base load capacity generally rises and falls with natural gas prices. Our fuel costs for our base load units, on the other hand, are determined by prices for coal, lignite and nuclear fuel rod assemblies. These prices do not necessarily move in correlation with natural gas prices. In addition, the demand for power in the ERCOT market is seasonal, with higher demand occurring during warmer weather. ERCOT is primarily a bilateral market for power, and our ability to sell power is dependent on the willingness of market participants to enter into contracts to buy power from us. As a result of our high leverage, market participants may require us to provide credit support as a prerequisite to entering into power sales contracts and fuel supply contracts. The Company’s ability to provide credit support is limited. If customers will not buy power from the Company on a forward basis, fuel suppliers may not sign long-term contracts with the Company, or the quantity of power the Company can sell to certain customers or the quantity of fuel the Company can buy from certain suppliers is limited, a greater proportion of the Company’s power sales or fuel purchases may occur through spot or short-term power sales or fuel purchases, which will increase volatility in the prices the Company realizes for the power it sells and the prices it pays for the fuel it purchases.
     There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this Quarterly Report. Such risks, uncertainties and other important factors include, among others:
o	fluctuation in market prices for power and related products;

o	inability to generate power due to plant outages;

o	inability to meet obligations under our forward sales obligations;

o	our ability to negotiate successfully and enter into advantageous bilateral power sales and fuel supply agreements, as well as to sell capacity;

Texas Genco LLC
o	a lower rate of growth in electricity usage than currently anticipated, as a result of factors such as regional economic conditions and the implementation of conservation programs;

o	risks and hazards associated with the operation and maintenance of power generation facilities;

o	the inability of customers to pay amounts owed under power sales agreements;

o	customer creditworthiness precluding or limiting our ability to contract with that customer;

o	alternative sources and supplies of energy becoming available due to new technologies and interest in self generation and cogeneration;

o	increases in the costs of generation, particularly increases in lignite, coal, uranium or uranium enrichment and processing, railcar and railcar transport costs;

o	failure of power transmission facilities to provide adequate transmission capacity;

o	disruption of fuel supply and fuel transportation, including the failure or unwillingness of counterparties to honor their contractual obligations to us;

o	surplus of generation capacity in the ERCOT market and competition in the wholesale power market, including the extent and timing of the entry of additional competitors in the ERCOT market;

o	upgrades or additions to the electricity transmission system in and around the ERCOT market;

o	the timing and extent of changes in commodity prices, particularly natural gas, coal and nuclear fuel and their relationship to hedging instruments;

o	lack of access to capital and the impact of our substantial leverage on our ability to raise additional capital, enter into forward contracts with counterparties in a bilateral market or reduce the effects of volatility in fuel supply costs or on our ability to react to changes in our industry and on our ability to meet our obligations under the Senior Notes, Funded Letter of Credit Facility and Credit Agreement (each as defined below);

o	restrictions and/or costs imposed by laws and regulations and our ability to obtain or maintain necessary governmental permits and approvals;

o	state and federal legislative and regulatory actions or developments, including deregulation, re-regulation and restructuring of the ERCOT market and changes in, or application of, environmental or other laws or regulations to which we are subject, or in the interpretation or enforcement of those laws or regulations;

o	imposition of new taxes or fees related to the production of electricity imposed on our forward power sales where we have no contractual right to collect such additional cost from our customers;

o	potential environmental liabilities;

o	legal and administrative proceedings, settlements, investigations and claims, including claims relating to asbestos;

o	insufficient insurance coverage and increased insurance costs;

o	weather variations and other natural phenomena;

Texas Genco LLC
o	our reliance on Reliant Energy, Inc. (“Reliant”) and J. Aron & Company (“J. Aron”) as major customers and on the ability of Reliant, J. Aron and other counterparties to our forward sale contracts to meet their obligations;

o	our ability to operate as a stand-alone company and our reliance on CenterPoint Energy, Inc. and Reliant for transitional services;

o	damage to our assets or our ability to serve our customers, market disruptions and other economic effects as a result of terrorism, military activity or war and action by the United States and other governments in reaction thereto;

o	the possibility that the interests of our institutional members will conflict with our interests or the interests of our senior noteholders or secured lenders;

o	costs and liabilities as a result of our undivided ownership interest in the South Texas Project Electric Generating Station (“STP”) associated with the operation and decommissioning of the nuclear units;

o	inability to increase, in whole or in part, the net generation capacity at our Limestone plant and STP, in which we have an undivided ownership interest, in accordance with our business plan;

o	labor disputes;

o	changes in Federal and State income, property, and franchise tax laws; and

o	the other market risk factors set forth under “Quantitative and Qualitative Disclosures about Market Risk.”
     There may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results to differ materially from those implied by the forward-looking statements.
     All forward-looking statements and projections attributable to us or persons acting on our behalf apply only as of the date of this Quarterly Report and are expressly qualified in their entirety by the cautionary statements included in this Quarterly Report. We undertake no obligation to publicly update or revise forward-looking statements, including any of the projections presented herein, to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Part A — Texas Genco LLC
Overview
     The Company is a wholesale electric power generation company engaged in the ownership and operation of a diverse portfolio of power plants in the state of Texas. According to ERCOT, the independent system operator for the electric market that services 85% of the electric demand in Texas, the Company is the second-largest generation company within the ERCOT market and the largest owner of power plants in the Houston zone of that market based on owned MW. The Company currently owns 48 operating generation units at nine power generation plants, including an undivided 44.0% interest in two nuclear generation units at STP. As of September 30, 2005, the aggregate net generation capacity of the Company’s portfolio of operating assets was 10,939 MW, of which 5,220 MW represented the low marginal cost generation capacity of the Company’s solid-fuel baseload plants. As a wholesale generator, the Company’s principal business is selling electric wholesale power produced by the Company’s power plants and measured in megawatt hours, to wholesale purchasers such as retail electric providers, power trading organizations, municipal utilities, electric power co-operatives and other power generation companies. The Company primarily achieves this by selling forward under fixed price power contracts with the Company’s customers. The Company’s forward power sales agreements result from either bilateral negotiation or capacity auctions. While the terminology and payment mechanics vary in these contracts, the power sales arrangements require the Company to deliver MWh of power and/or provide ancillary services to the Company’s counterparties at prearranged prices.
     Unlike power pools with independent operators in other regions of the country, the ERCOT market is not a centrally dispatched power pool. Wholesale power generators sell to buyers primarily through long-term and short-term bilateral agreements and capacity auctions. Energy not sold forward may be sold into the ERCOT balancing market on a real time basis to the extent ERCOT requires additional energy to meet load demand. The ERCOT market has only limited interconnections with other power markets in the United States and competition in the ERCOT market is affected by, among other factors, the amount of generation and transmission capacity in the market. Under the Texas Electric Restructuring Law, the Company is not subject to traditional cost-based regulation and therefore sells electric generation capacity, power and ancillary services to wholesale purchasers at prices determined by the market. As a result, the Company is not guaranteed any rate of return on its capital investments through mandated rates, and the Company’s operations are impacted by changes in wholesale power prices and by changes in the prices of other commodities — in particular, natural gas prices. Due to the relatively small proportion in the ERCOT market of lower marginal cost generation capacity such as coal, lignite and nuclear plants (approximately 20,000 MW or 24% of the ERCOT market’s net generation capacity), natural-gas fired plants set the market price of wholesale power more than 90% of the time. This means that power prices in the ERCOT market are highly correlated with natural gas prices.
     The Company’s primary expenses are energy costs, which consist primarily of fuel costs associated with consuming coal, lignite, natural gas and uranium to generate electricity, operation and maintenance costs, property taxes and the Company’s incidental power purchases from the wholesale marketplace to cover the Company’s obligations to customers.
Industry Trends
     The wholesale electric power generation industry experienced a prolonged slump beginning in 2001 from which it has begun to emerge. For the past few years, the industry has experienced a number of challenges, including excess supply, the pace of economic recovery, industry consolidation and regulatory and legal uncertainties. The Company and others in the industry have experienced significant price volatility in the past several years. Wholesale power prices were relatively soft for much of 2002 and 2003 due to excess energy supply and slower electric energy demand growth nationwide due to mild weather over vast sections of the U.S. combined with slower regional economic growth. Wholesale power prices have been significantly higher in 2004 and 2005 to date due to higher priced natural gas and increased regional economic growth. This situation could change abruptly with decreases in industrial demand or a resurgence of milder-than-normal weather.
     A surge in investment in gas-fired power generation facilities occurred in the early 2000s. Most of the recent increase in power generation capacity has been gas-fired, which exposes those generation companies’

Texas Genco LLC
financial performance to greater risk due to fuel price volatility. Some of that investment led to an overabundance of generating capacity in certain regions of the country. In some instances, plants became financially distressed and several companies sold their plants and exited the sector. The Company expects that the power industry will continue to see corporate restructuring, debt restructuring and consolidation over the coming years.
     In addition, in recent years, state and federal regulators have been evaluating the results of energy deregulation efforts of the 1990s. These efforts were intended to encourage competition, introduce consumer choice and attract additional investment in energy resources. In many states, electric utilities were required to disaggregate traditional functions of generation, transmission, distribution and marketing of electricity in an effort to open markets to competition. Due to a number of causes, energy consumers have been exposed to significant price increases and deterioration in service in recent years, and many state regulators are now seeking new policy directions to assure greater reliability and end-user value in the future. The Company feels that the threat to its performance by regulatory intervention in Texas is low, but the Company actively participates in both the regulatory and legislative arenas.
Factors Affecting The Company’s Results
     The Company’s earnings and cash flows may be significantly affected by: (1) market prices for power and market prices for and availability of fuel, (2) changes in the Company’s cost structure, including costs associated with operation, maintenance and repair of plants and facilities and labor and, (3) operating performance of the Company’s facilities below expected levels of output or efficiency, (4) the credit quality of the counterparties to the Company’s forward power sales, and (5) demand for power as affected by weather conditions and economic growth.
     In response to the Company’s exposure to fluctuations in the market prices of power and fuel, the Company has implemented a risk management strategy whereby the Company targets selling forward on a firm basis up to 80% of available baseload capacity for at least a rolling three-year period depending on market conditions and the Company’s credit capacity. In addition, the Company has coordinated its forward sales of power and natural gas swap agreements with its forward purchases of solid fuel and fuel transportation for comparable time periods and quantities to the extent practicable. Through these contractual agreements, the Company has reduced its commercial risk and increased the predictability of its cash flows.
     In addition, the Company has implemented initiatives designed to reduce its costs and improve its operating performance. For example, the Company has decentralized and streamlined its business processes and operations, including adoption of a workforce optimization plan that has, to date, resulted in 412 employees accepting early retirement and 58 employees resigning or being severed as of September 30, 2005 while minimizing disruption to the Company’s operations. In addition, the Company has optimized its asset base by suspending operation of generating units that are uneconomic.
     The Company’s business results are dependent on the ability of its solid-fuel baseload plants to produce the amount of power the Company plans to sell. The relative operating performance of these units has been very strong. The availability of the Company’s solid-fuel baseload plants exceeded industry averages. However, given the Company’s high percentage of forward sales, lower than expected operational performance could negatively impact the Company’s financial performance, not only by reducing revenues, but also, in an extreme case, by requiring the Company to generate power from its less efficient gas-fired plants, obtain power from a third-party source at a higher cost than the Company’s cost of generation to satisfy its obligations or pay to its customers the difference between the higher market price at the delivery point and the contract price.
     The Company’s risk management policies are designed to mitigate the impact on the Company’s financial performance in the event the Company experiences a significant operational issue. First, the Company targets selling forward on a firm basis up to 80% of available baseload capacity as described above. The remaining approximately 20% provides substantial reserve generation capacity in the case of an unforeseen failure at any one of the Company’s eight baseload units. Second, the Company operates significant gas generation capacity, a portion of which is reserved as backup for the baseload fleet in the very unlikely event that two baseload units would have significant and simultaneous reliability issues. Third, the Company maintains power cost replacement insurance coverage, which is designed to minimize the Company’s financial exposure in the event of a long-term unforeseen outage at one of its baseload units resulting from damage to the unit.

Texas Genco LLC
     Given the Company’s forward sales obligations, the Company is subject to credit risk from its customers. Should a customer enter bankruptcy, it would have the effect of re-exposing the Company’s production to the then current market pricing. However, the Company believes it is well protected from credit risks because approximately 84% of the Company’s forward sales are with investment grade rated counterparties. Additionally, the Company has very limited credit exposure to its counterparties given it has been selling energy forward in a rising market. Market prices would have to move dramatically down before the Company would have any material exposure.
Recent Developments
Acquisition Agreement between Texas Genco LLC and NRG Energy, Inc.
     On September 30, 2005, Texas Genco LLC and NRG Energy, Inc. and the direct and indirect owners of the Company entered into a definitive agreement for NRG Energy, Inc. to acquire all the outstanding equity of Texas Genco LLC for approximately $5.8 billion, comprised of approximately $4.0 billion in cash and approximately $1.8 billion in common and preferred stock upon the terms and subject to the conditions set forth in the agreement. In addition, NRG will assume approximately $2.5 billion of Texas Genco net debt. Each of the parties’ obligation to consummate the acquisition is subject to certain customary conditions. The closing date of this transaction is expected to be within the first quarter of 2006. The acquisition would preclude the proposed initial public offering discussed below.
Proposed Initial Public Offering
     On June, 6, 2005, Texas Genco Inc., a newly formed Delaware corporation, filed a Registration Statement on Form S-1 (File No. 333-125524) with the U.S. Securities and Exchange Commission relating to a proposed initial public offering of Class A common stock of Texas Genco Inc. To facilitate the proposed initial public offering, the Company would undertake a reorganization. If the reorganization and the proposed initial public offering are consummated, the Company will become a wholly-owned subsidiary of Texas Genco Holdings LLC, a newly formed Delaware limited liability company, and Texas Genco Holdings LLC will be owned by the Company’s existing equity holders and by Texas Genco Inc., which will be the sole managing member of Texas Genco Holdings LLC.
Asset Sales
     On May 16, 2005, the Company entered into an agreement with TEPPCO Partners, L.P. for the sale of the Texas Genco fuels pipeline and its associated equipment, a 5.5 million barrel storage facility and its associated equipment along with certain oil inventory. The transaction closed on July 15, 2005 for a total purchase price of $71.1 million.
     On June 27, 2005, the Company entered into an agreement with Kinder Morgan Energy Partners, L.P. for the sale of the Company’s subsidiaries that own an option to purchase the North Dayton gas storage facility in Liberty County, Texas and associated equipment. The gas storage facility was owned by HNG Dayton Storage Company, with whom the Company had a long term storage agreement under which the Company was entitled to purchase North Dayton. On June 27, 2005, the Company entered into an agreement with HNG Dayton Storage Company providing for the exercise of the Company’s option to purchase the gas storage facility. The closings of the acquisition of the gas storage facility from HNG Dayton Storage Company and the sale to Kinder Morgan Energy Partners, L.P. occurred on August 1, 2005. At the closings, Kinder Morgan Energy Partners, L.P. paid the Company cash of approximately $51 million and the Company received approximately $2 million from collateral accounts held by a lender of HNG Dayton Storage Company. The Company has entered into a long-term natural gas storage capacity and transportation agreement with Kinder Morgan Energy Partners, L.P.
     In connection with these sales, the Company made distributions to its Members in the amounts of $48.7 million and $37.1 million on July 28, 2005 and August 8, 2005, respectively. These payments represent preliminary distributions of the estimated net proceeds of the sales of the fuel oil pipeline system and the North Dayton gas storage facility, respectively, net of the tax distribution made in respect of the expected capital gain on each of these sales.

Texas Genco LLC
Chief Financial Officer and Board of Directors
     On July 8, 2005, the Company and Thomas Boehlert agreed that Mr. Boehlert would resign as Executive Vice President and Chief Financial Officer of the Company effective August 1, 2005. Effective October 3, 2005, Hamsa Shadaksharappa joined the Texas Genco management team as Executive Vice President and Chief Financial Officer.
     During the quarter, the Company made three new additions to the Board of Directors. Paul Hobby, Pat Wood, and William Hantke joined in the third quarter. In addition, William Hantke also serves as the Chairman of the Audit Committee.
Power Sales
     The Company has continued to sell power forward on both a firm and non-firm basis from its solid-fuel baseload plants. These recent forward solid-fuel baseload sales were sold exclusively to investment grade counterparties and require limited collateral on the Company’s part. Through April 13, 2005, the Company purchased Texas Genco Holdings, Inc.’s share of energy generated by STP’s output, pursuant to a contractual “back to back” arrangement. The Company also has entered into transactions to sell capacity from its natural gas-fired facilities for 2005-2007. Under these transactions the Company will receive monthly capacity payments and, to the extent the counterparties actually schedule energy delivery, energy payments to compensate the Company for fuel expenses. The Company will continue to evaluate opportunities for Forward Sales Obligations, as well as corresponding fuel purchases and hedging transactions where the Company believes these transactions will allow the Company to realize attractive margins on the capacity of its units.
Railcars
     The Company intends to lease approximately 2,695 railcars over the next two years to replace its existing fleet of railcars. The Company has signed a definitive contract with the manufacturer to produce these railcars for delivery between March 2006 and March 2007. The Company expects the total cost will be approximately $165 million.
Joint Operating Agreement with the City of San Antonio
     The Company has a joint operating agreement with the City Public Service Board of San Antonio (“CPS”) to jointly dispatch our portfolio of generation units with CPS’s portfolio of 4,823 MW of generation capacity as a joint operating system to meet our combined obligations. This agreement with CPS expires in 2009 and can be terminated at any time by either party with 90 days’ notice. A notice was given to CPS on September 14, 2005 to terminate the joint operating agreement effective January 1, 2006.
Fuel Supply
     The Company’s W.A. Parish plant uses Powder River Basin coal for 100% of its fuel while the Limestone plant uses Powder River Basin coal for 30% of its fuel. The Powder River Basin coal is transported from Wyoming by rail. Rail delivery of coal has been disrupted by train derailments and other operational problems caused by deteriorated rail track beds in Wyoming resulting from adverse weather conditions earlier this year. The BNSF Railway Company who operates and maintains the rail line has been making major repairs to the affected track. These events created an initial disruption in May 2005, followed by an approximately 15% reduction from expected deliveries since then. The BNSF Railway Co. estimates the track repairs will be complete by mid-November 2005 and we expect our deliveries will return to normal at that time.
     While this coal delivery disruption has not affected the amount of coal we burn at our facilities, it has caused us to burn coal that would normally be in our inventory pile, thereby significantly reducing our coal inventory levels at the Parish and Limestone plants. Additionally, as part of a risk management strategy we implemented in order to maintain a stable fuel supply, we have purchased alternative sources of fuel such as

Texas Genco LLC
petroleum coke (“petcoke”) and South American coal. This program may continue in the near term until we are able to return our coal inventory to normal levels.
     The Company believes it has sufficient coal inventories to maintain generation at its plants at the projected delivery levels. Actual power plant performance, power market conditions, weather-induced demand for power, availability of alternative fuel and transportation could have a significant impact on the effectiveness of this strategy.
     The lignite at Limestone is supplied under a long term contract at a fixed price through 2007 with price and volume to be renegotiated for the period 2008 through 2015. The mine operator had indicated that the current fixed price was not sufficient to meet its costs and had requested early renegotiation of the price and volume terms. The operator is a single purpose subsidiary of Westmoreland Coal Company and the contract is not supported by a Westmoreland guarantee. Recently, an interim agreement between the company and Westmoreland was reached which provides interim surcharges and special management fees to fund operations and capital expenditures through 2007. The operator has continued to meet delivery schedules. Prior to the end of 2005, the parties are contractually obligated to resume discussions around a longer-term contract and plan for the mine. If the operator fails to perform or is unable to produce sufficient quantities of lignite, the Company could experience a disruption or discontinuance of supply which could result in a partial curtailment or partial shutdown of the Company’s Limestone plant and cause the Company to produce power at its gas-fired plants or to acquire power in the spot market to cover its existing power sales obligations.
Consolidated Results of Operations
     The following table sets forth the consolidated results of operations for the three months and nine months ended September 30, 2005 for Texas Genco LLC, followed by a discussion of those results.

	Three Months	Nine Months
	Ended	Ended September
	September 30, 2005	30, 2005
Revenues	876,893	1,999,827

Operating Expenses:
Fuel and purchased power expense	433,829	912,907
Operations and maintenance	99,914	329,432
Depreciation	50,800	139,006
Amortization	44,011	114,392
Taxes other than income taxes	13,730	34,789
Gain on sale of assets	(28,356)	(28,356)

Total Operating Expenses	613,928	1,502,170

Operating Income	262,965	497,657

Interest and Other Income	778	3,129
Interest Expense	(48,766)	(134,306)

Income Before Income Taxes	214,977	366,480

Income Taxes	(13,670)	(20,552)

Net Income	$201,307	$345,928

Texas Genco LLC
Three Months and Nine Months Ended September 30, 2005
     Net income for the three months and nine months ended September 30, 2005 was $201.3 million and $345.9 million respectively, which reflects the impact of favorable power prices, the effects of one planned outage and increased income resulting from the acquisition of a 30.8% interest in STP on April 13, 2005 and an additional 13.2% interest on May 19, 2005. Revenues were $876.9 million on 13,918,663 MWh sold and $1,999.8 million on 35,767,216 MWh sold for the three and nine month periods respectively. The revenue increase for the three month period ended September 30, 2005 as compared to the previous quarter is primarily due to increased generation from the Company’s gas generation facilities, the lack of any significant planned or unplanned outage time and higher prices. Revenues for the three months ended and nine months ended September 30, 2005, include $61.2 million and $186.3 million respectively related to the amortization of contractual obligations for out-of- market power contracts assumed in the Initial Acquisition. Revenues for the three months ended and nine months ended September 30, 2005 have been reduced by $16.4 million and $19.7 million, respectively, as a result of hedge ineffectiveness and other fair value adjustments recognized on cash flow hedges in accordance with SFAS No. 133. Revenues for the nine months ended September 30, 2005 have been decreased by $9.3 million due to a fair value change in the first quarter of 2005 of a forward fixed price sales contract that was not designated as a normal sales transaction, in accordance with SFAS No. 133 until March 10, 2005. Fuel and purchased power expenses were $433.8 million and $912.9 million, respectively, for the three and nine month periods ended September 30, 2005, which reflects lower purchased energy costs offset by additional fuel costs associated with STP and increased natural gas fuel costs due to the higher gas-fired generation in the three months ended September 30, 2005 and a reduction of $13.3 million and $37.0 million respectively for the three and nine month periods ended September 30, 2005 related to the amortization of the Company’s out-of-market purchase coal contracts assumed in the Initial Acquisition.
     Operations and maintenance expenses for the three month and nine month period ended September 30, 2005 of $99.9 million and $329.4 million respectively were impacted by additional operations and maintenance expenses of STP and by a net reduction in cost of $1.4 million and a net charge of $35.5 million, respectively, for those periods related to the cost of the Company’s workforce reduction program and an aggregate of $2.5 million and $7.5 million, respectively, in transaction and monitoring fees paid to the Sponsors. Interest expense for the three month and nine month period ended September 30, 2005 of $48.8 million and $134.3 million, respectively, reflects the combination of interest on the Company’s debt and $6.7 million and $14.0 million respectively for the three month and nine month period ended September 30, 2005 in fees and amortization of deferred loan cost. A net gain on the sale of assets for the three month and nine month period ended September 30, 2005 was $28.4 million. This amount reflects the sale of the Texas Genco fuels pipeline and the North Dayton gas storage facility that closed on July 15, 2005 and August 1, 2005, respectively.
Baseload Capacity Sold Forward
     The Company has continued to enter contracts to sell power forward on both a firm and non-firm basis from its baseload plants. Forward baseload contracts negotiated during the current year have been exclusively with investment grade counterparties, and require limited collateral on the Company’s part. The substantial majority of the available baseload capacity has been sold to a few customers, including J. Aron, subsidiaries of Reliant Energy, Inc., BP Energy Company, Coral Energy Resources, L.P. and Constellation Energy Group. As of September 30, 2005 the Company had economically hedged the market price risk exposure associated with approximately 92% of its available baseload capacity for the remainder of 2005, 86% in 2006, 83% in 2007, 81% in 2008, 67% in 2009, and 27% in 2010. Through April 13, 2005, the Company purchased Texas Genco Holdings, Inc.’s share of energy generated by STP’s output, pursuant to a contractual “back to back” arrangement. The Company also has entered into transactions to sell capacity from its gas-fired facilities for 2005. Under these transactions the Company will receive monthly capacity payments and, to the extent the counterparties actually schedule energy delivery, energy payments to compensate the Company for fuel expenses.
     The following table summarizes the Company’s forward power sales and natural gas swap agreements transacted through September 30, 2005. Approximately 86% of the Company’s forward power sales and natural gas swap agreements are with investment grade rated counterparties, and the Company expects this percentage to increase over time as current contracts with below investment grade rated counterparties are fulfilled.

Texas Genco LLC

	2006	2007	2008	2009	2010
Baseload Capacity (MW) (1)	5,352	5,382	5,382	5,382	5,382
Available Baseload Capacity (MW)(2)	4,946	5,133	5,120	5,127	5,124

Forward Firm Sales (MW)(3)	3,279	4,071	3,650	2,275	500
Forward Natural Gas Swaps (MW)(4)	545	—	352	1,153	872
Forward Non-firm (MW)(5)	450	200	150	—	—
Total Baseload Sales	4,274	4,271	4,152	3,428	1,372

Available Baseload Capacity Sold Forward – Firm	77%	79%	78%	67%	27%
Available Baseload Capacity Sold Forward – Non-Firm(5)	9%	4%	3%	—	—
Total Baseload Capacity Sold Forward	86%	83%	81%	67%	27%

Weighted Average Forward Price ($ per MWh)	$44	$39	$41	$48	$52

Total Forward Sales Revenues ($ in millions)(3) (4)	$1,654	$1,445	$1,505	$1,434	$621

(1)	Baseload Capacity (MW) is the sum of the net generation capacity of the Company’s solid-fuel baseload plants and is based on tests performed by the Company and reported to the Electricity Reliability Council of Texas as of September 30, 2005 and includes the 44.0% undivided interest in South Texas Project Electric Generating Station the Company now owns. Actual capacity can vary depending on factors including weather conditions, operational conditions and other factors. The Electricity Reliability Council of Texas requires periodic demonstration of capability, and the capacity may vary individually and in the aggregate from time to time.

(2)	Available Baseload Capacity (MW) is the average capacity of the Company’s solid-fuel baseload plants adjusted for planned outages during the course of a year.

(3)	All forward sales attributable to Texas Genco Holding, Inc.’s share of the output of South Texas Project Electric Generating Station were passed through to Texas Genco, LP prior and subsequent to the close of the Nuclear Acquisition.

(4)	The Forward Natural Gas Swap quantities reflected in equivalent MW are derived by first dividing the quantity of MMBtu of natural gas hedged by the forward market heat rate (in MMBtu/MWh, mid-point of the bid and offer as quoted by brokers in the market of the relevant Electric Reliability Council of Texas zones as of September 19, 2005) to arrive at the equivalent MWh hedged which is then divided by 8,760 to arrive at MW hedged. Revenues sold forward include revenues assumed to be associated with the natural gas price swap agreements. The natural gas price swap agreements are entered into as a hedge against fluctuations in the gas price component of future power sales and therefore the revenues associated with natural gas price swap agreements in the Total Revenue Sold Forward represent the assumed revenues of future power sales. The revenues of these future power sales are estimated by multiplying the fixed swap gas price we receive in the natural gas price swap agreements by the relevant forward market heat rate of the relevant ERCOT zone as of September 19, 2005. Under the terms of our natural gas price swap agreements, we receive (if the spot price of natural gas based on an index tied to the delivery point known as Henry Hub is less than the fixed price contracted under the price swap agreement) or pay (if the spot price of natural gas is more than the fixed price contracted under the price swap agreement) the difference between the cost of natural gas in the spot market and the fixed price contracted under the price swap agreement. Due to the high correlation between natural gas prices and power prices in the ERCOT market, these arrangements are designed to hedge the price of future power sales and, therefore, the revenues we will receive for the equivalent amount of capacity. Under these arrangements, as the price of natural gas rises or falls, the amount we pay or receive on the natural gas price swap agreements is offset by an increase or decrease in the price we expect to receive for future sales of power. This correlation between the amount we pay or receive under our natural gas price swap agreements and the price we receive for our power sales assumes a constant market heat rate and no relative change in the differential between the index price of natural gas under our natural gas price swap agreements and for the ERCOT market. Our total revenues will be affected by any ineffectiveness of the natural gas price swap agreements due to a change in the correlation between natural gas prices and electricity prices or a change in the relative differential between the index price of natural gas under our natural gas price swap agreements (Henry Hub) and the index price of natural gas in the Houston zone of the ERCOT market (the Houston Ship Channel).

(5)	Forward Non-Firm Sales Obligations (MW) are sales for which the Company is not required to deliver electricity in the event of an outage at a baseload plant.
Liquidity and Capital Resources
Cash Flows
     The following table sets forth selected consolidated cash flows derived from the Company’s consolidated financial statements included herein, for the nine months ended September 30, 2005. The net cash provided by (used in) the Company’s operating, investing and financing activities is as follows:

Texas Genco LLC

Nine Months Ended
September 30, 2005
(in millions)
Cash provided by (used in):
Operating activities	$408.8
Investing activities	$(628.2)
Financing activities	$355.9
Cash Provided by Operating Activities.
     Net cash provided by operating activities in the nine month period ended September 30, 2005 was $408.8 million. Cash provided by operating activities primarily reflects the net income of $345.9 million, adjusted for non cash price risk management activity of $28.9 million, accrued workforce reduction of $32.6 million, depreciation and amortization expense of $253.4 million, a net gain on the sale of equipment of $28.4 million and changes in other balance sheet accounts for the nine month period ended September 30, 2005.
Cash Used in Investing Activities.
     Net cash used in investing activities in the nine months ended September 30, 2005 was $628.2 million. Cash used in investing activities primarily consists of the Nuclear Acquisition and ROFR and additions to construction in progress and plant and equipment.
Cash Provided by Financing Activities.
     Net cash provided by financing activities in the nine months ended September 30, 2005 was $355.9 million, which consisted of $119.5 million from Members’ contributions, $(151.5) million of Members’ distributions, borrowings of $574.5 million, and the repayment of $(186.7) million of long-term borrowings.
Future Sources and Uses of Cash
     The Company expects that its future liquidity and capital requirements will be affected by its:
o	capital requirements related to environmental compliance and maintenance projects;

o	debt service requirements and planned distributions to Members in respect of estimated income tax obligations; and

o	working capital requirements, including the possible need to provide collateral to support the Company’s commercial obligations.
     On September 30, 2005, the Company had cash and cash equivalents of approximately $222.4 million.
     The Company currently expects funds generated from its operating activities, together with existing cash and cash equivalents, and availability of letters of credit and borrowings under the Credit Agreement and the Funded Letter of Credit Facility, will be adequate to fund the Company’s ongoing operating and debt service requirements (including estimated tax distributions to Members), as well as possible collateral needs.
Long-Term Financing Obligations
     Credit Agreement. On December 14, 2004, the Company executed a Credit Agreement with several lenders (“Credit Agreement”), under which various credit facilities were made available to the Company. Substantially all of the Company’s assets are pledged as collateral to the Credit Agreement lenders. All payments under the Credit Agreement are jointly and severally, and unconditionally guaranteed by the Company’s existing and subsequently acquired or organized restricted domestic subsidiaries. Interest expense under the term loan facilities, including amortized financing charges, was approximately $24.0 million and $59.6 million, respectively,

Texas Genco LLC
for the three months and nine months ended September 30, 2005. The effective interest rate on the term loan facilities, after amortization of deferred financing costs, was approximately 5.8% and 5.4%, respectively, for the three months and nine months ended September 30, 2005.
     The Credit Agreement provides for the payment to the lenders of commitment fees equal to 0.5% per annum of the undrawn portion of the revolving credit facility, the base letter of credit facility and the special letter of credit facility. The commitment fees are paid quarterly in arrears.
     Funded Letter of Credit Facility. On June 24, 2005, Texas Genco LLC entered into a $150.0 million Funded L/C Credit Agreement (“Funded Letter of Credit Facility”) with several lenders, which will expire on December 14, 2011. The Funded Letter of Credit Facility provides for the payment to the administrative agent for the benefit of each lender of fees totaling 2.08% per annum on such lender’s credit-linked deposit funding amount. The Funded Letter of Credit Facility provides for the payment of fronting fees to the issuing lender in an amount equal to the stated amount of all funded letters of credit outstanding multiplied by 0.12% per annum. All fees are paid at least quarterly in arrears. The Funded Letter of Credit Facility provides for Texas Genco LLC to be able, at its option, to reduce commitments, without penalty or premium.
     Texas Genco LLC’s obligations under the Funded Letter of Credit Facility are unconditionally and irrevocably jointly and severally guaranteed by each of its existing and subsequently acquired or organized domestic subsidiaries, other than unrestricted subsidiaries, and the obligations and guarantees are secured by a perfected lien on all of its and its guarantors’ assets, including all personal, real and mixed property (except for certain excluded assets).
     For the three months and nine months ended September 30, 2005, commitment fees for the revolving credit facility, base letter of credit facility, special letter of credit facility, delayed draw term loan facility and Funded Letter of Credit Facility, excluding amortization of deferred financing charges, were approximately $4.0 million and $11.4 million in the aggregate, respectively.
     The following table summarizes used and available portions of the various credit facilities made available to the Company under the Credit Agreement and the Funded Letter of Credit Facility at September 30, 2005:

			Face
			Amount of
			Letters of
	Commitment	Amounts	Credit	Total
Facility	Amount	Borrowed	Issued	Unused
	(in millions)
Term Loan Facility, due 2011	$1,141.4	$1,141.4	$ N/A	$ N/A
Delayed Draw Term Loan Facility, due 2011	472.6	472.6	N/A	N/A
Revolving Credit Facility, due 2009	325.0	—	39.7	285.3
Base Letter of Credit Facility, due 2009	200.0	—	134.8	65.2
Special Letter of Credit Facility, due 2009	344.3	N/A	344.3	—
Funded Letter of Credit Facility, due 2011	150.0	N/A	150.0	—

Total	$2,633.3	$1,614.0	$668.8	$350.5

     Capital Lease Obligations. Current and long-term capital lease obligations at September 30, 2005 were $1.8 million and $2.1 million respectively.
     Senior Notes. On December 14, 2004, the Company and Texas Genco Financing Corp., the Company’s wholly owned subsidiary, co-issued unsecured 6.875% Senior Notes due December 15, 2014 (the “Senior Notes”), in an aggregate principal amount of $1,125.0 million. Interest on the Senior Notes is payable semiannually in arrears on December 15 and June 15, commencing June 15, 2005. Interest expense related to the Senior Notes was approximately $19.3 million and $58.0 million for the three and nine month period ended September 30, 2005. The effective interest rate on the Senior Notes, after amortization of deferred financing costs, was approximately 7.2% for the three and nine month period ended September 30, 2005.

Texas Genco LLC
Estimated Capital Expenditure Requirements
     The following table reflects approved or projected capital expenditures for the Company through 2009 (in millions) as of September 30, 2005:

Estimated Capital
Expenditure Requirements:	Total	2006	2007	2008	2009	2010
Environmental expenditures	$5.2	$5.2	$—	$—	$—	$—
Capital and other expenditures	528.2	155.3	102.7	85.2	93.9	91.1

Total expenditure requirements	$533.4	$160.5	$102.7	$85.2	$93.9	$91.1

     The estimated capital expenditure requirements in the above table include capital costs for plant upgrade projects of $22.9 million and $0.3 million in 2006 and 2007, respectively. These projects are expected to increase baseload plant capacity by 162 MW as the projects are completed in 2006 and 2007. The capital and other expenditure requirements also include expenditures for nuclear fuel of $45.0 million, $28.5 million, $40.9 million, $41.8 million and $31.2 million for the years 2005 through 20010, respectively. Included in these amounts are amounts approved by the Owners’ committee of STP relating to significant uprate and fuel projects for STP for 2006 and beyond. These projects include the acquisition of a strategic refueling reload of uranium, replacement of LP turbine rotors and the replacement of nuclear reactor vessel heads.
Reclamation and Retirement Obligations
     An affiliate of CenterPoint provided a $50.0 million guarantee to the Railroad Commission of Texas with respect to the reclamation obligations related to the Jewett mine. The Company has agreed with CenterPoint to cause the guarantee to be released within five years, which may require the Company to provide a bond or other security.
Tax and Other Member Distributions
     The Company’s limited liability company agreement provides for cash distributions to the Members of the Company on a periodic basis for the purposes of funding their tax obligations in respect of the income of the Company that is allocated to them. The amount of those distributions is calculated based on an agreed tax rate of 45% multiplied by the net taxable income of Texas Genco LLC, excluding the earnings of Texas Genco Holdings, Inc., for the relevant tax period. During the third quarter, the Company made a tax distribution to its Members of $65.7 million.
     The Company also made distributions to its Members in the amounts of $48.7 million and $37.1 million during the third quarter. These payments represent preliminary distributions of the estimated net proceeds of the sales of the Texas Genco fuels pipeline and the North Dayton gas storage facility, respectively, net of the tax distribution made in respect of the expected capital gain on each of these sales.
Pension Plan, Retirement Benefits and Compensation Obligations
     Based on an expected return on plan assets of 8.5% and a discount rate of 5.75% as of December 31, 2004, pension expense for the nine months ended September 30, 2005 was $68.9 million, which included $57.2 million related to the Company’s Voluntary Retirement Incentive program. Future changes in plan assets, returns, assumed discount rates and various other factors related to the pension will also impact the Company’s future pension expense and liabilities. The Company cannot predict with certainty what these factors will be in the future. The plan assets were invested in marketable securities for which an active market existed. In accordance with SFAS 87, “Employers’ Accounting for Pensions,” the fair value at the measurement date for each investment was determined by utilizing the market prices for each investment. The sum of these fair values was reflected as the “Fair value of the assets.”
     Employees of Texas Genco II, LP (“Genco II”) participate in a retiree medical plan that provides certain healthcare benefits for retired employees on a contributory basis. Employees become eligible for these benefits if they have met certain age and service requirements at retirement, as defined in the plan. Employer contributions for medical coverage for certain healthcare benefits are limited by the plan’s benefit design. Such benefit costs are

Texas Genco LLC
accrued over the active service period of employees. The Company funds all of these obligations on a pay-as-you-go basis. Under an agreement between CenterPoint and the Company, CenterPoint has retained the obligation to pay retiree medical benefits for all Genco II employees who subsequently retire and had attained either age 55 with five years of service or 50 to 54 years of age with 20 years of service as of December 15, 2004. The Company’s benefit payments under this plan are expected to be $-0- in 2005, $2 thousand in 2006, $17 thousand in 2007, $22 thousand in 2008, $30 thousand in 2009 and $1.3 million in the aggregate for 2010 through 2015.
Nuclear Acquisition and ROFR
     On April 13, 2005, a wholly owned subsidiary of the Company merged with and into Texas Genco Holdings, Inc. (the “Nuclear Acquisition”). As a result of the Nuclear Acquisition, Texas Genco Holdings, Inc. became a wholly owned subsidiary of the Company and the Company thereby indirectly acquired Texas Genco Holdings, Inc.’s assets and liabilities, including its 30.8% undivided interest in STP. The Company paid an affiliate of CenterPoint Energy, Inc. aggregate consideration of $700.0 million in cash in connection with the Nuclear Acquisition. The Company financed the Nuclear Acquisition with $475.0 million of borrowings under the term loan portion of its senior secured credit facilities, approximately $99.5 million of revolver borrowings, an additional cash equity investment of $117.8 million by existing equityholders, investment funds affiliated with The Blackstone Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group (collectively, the ‘‘Members’’) and, to a lesser extent, by certain members of management, and the balance from cash on hand (the “Nuclear Acquisition Financing” and the Initial Acquisition Financings and the Nuclear Acquisition Financing, together, the “Formation Financings”). In addition, because Texas Genco Holdings, Inc. had approximately $75.0 million of bank debt outstanding, which became due at the closing of the Nuclear Acquisition, the Company also paid approximately $75.0 million from its cash on hand in order to discharge such debt. In connection with the Nuclear Acquisition, in an order from the Nuclear Regulatory Commission (“NRC”) dated April 4, 2005, approving the indirect transfer of the STP license from CenterPoint Energy to Texas Genco LLC, the NRC required Texas Genco LLC to enter into a support agreement with Texas Genco LLC’s subsidiary Texas Genco, LP to provide up to $120.0 million to Texas Genco, LP if necessary to support its share of operations at STP. Texas Genco LLC entered into that support agreement on April 13, 2005.
     On May 19, 2005, pursuant to the exercise of a right of first refusal by Texas Genco, LP subsequent to a third party offer to AEP in early 2004, the Company acquired from AEP an additional 13.2% undivided interest, equivalent to 338 MW, in STP for approximately $174.2 million, less adjustments for working capital and other purchase price adjustments (the “ROFR”). As a result, the Company now owns a 44.0% undivided interest, equivalent to 1,127 MW, in STP. Texas Genco, LP had deposited cash collateral to secure stand-by letters of credit posted in favor of AEP to secure the obligation to pay AEP for the ROFR. The purchase price for the ROFR was funded from that deposited cash, and on May 19, 2005, excess cash in the amount of approximately $28.9 million securing the stand-by letters of credit was released to us. Pursuant to the purchase agreement for the ROFR, Texas Genco, LP agreed with AEP that, for a period of ten years from the date of the consummation of the ROFR, Texas Genco, LP would maintain minimum partners’ equity, determined in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), of $300 million.
     The final purchase price allocation and estimated useful life of intangible assets for the Initial Acquisition, the Nuclear Acquisition and the ROFR are subject to refinement for changes in the Company’s preliminary assumptions and analyses. The Company is in the process of obtaining a third party valuation of certain natural gas-fired electric generating facilities, emission allowances, customer-related intangible assets, goodwill and plant decommissioning costs or retirement obligations. Additionally, the Company is in the process of implementing a plan to reduce its workforce. The Company expects that involuntary termination costs associated with the workforce optimization plan will be included in the allocation of the acquisition cost when such amounts are estimable. The Company will utilize this information to make a final assessment of its purchase price allocation.
Suspension of Plant Operations
     On January 10, 2005, the Company filed notice with ERCOT to suspend operations at fifteen gas fired generation units located at the Company’s Cedar Bayou, Webster, P.H. Robinson, H.O. Clarke, T.H. Wharton and Deepwater Stations. This was the first step in a process to retire the units permanently or to place them in mothball status for more than 180 days. ERCOT notified the Company that it required the continued operation of only P.H.

Texas Genco LLC
Robinson Unit 2 and negotiated a contract with the Company to maintain the unit in operation on a “Reliability Must Run” basis (“Must-Run Contract”). Under the Must-Run Contract, the Company recovered the costs of operating and activating the unit from ERCOT and in turn the unit was available to ERCOT for reliability needs. The Must-Run Contract had a term of one year starting on May 17, 2005, with a right of early termination by ERCOT. On October 29, 2005, the Must-Run Contract was terminated pursuant to a notice of early termination issued by ERCOT on August 1, 2005. This unit is now in mothball status for more than 180 days.
Nuclear Decommissioning
     As a result of the Nuclear Acquisition and ROFR, the Company has become the beneficiary of decommissioning trusts that have been established to provide funding for decontamination and decommissioning of the South Texas Project in which the Company owns a 44.0% interest. CenterPoint Energy and American Electric Power collect, through rates or other authorized charges to their electric utility customers, amounts designated for funding the decommissioning of the facility. In the event funds from the trusts are inadequate to fund the Company’s ownership portion of the actual decommissioning costs, CenterPoint Energy and American Electric Power or their successors will be required to collect through rates or other authorized charges to customers as contemplated by the Texas utility Code all additional amounts required to fund the Company’s obligations relating to the decommissioning of the facility. Following the completion of the decommissioning, if surplus funds remain in the decommissioning trust, the excess will be refunded to the ratepayers of CenterPoint Energy, American Electric Power, or their successors. The fair value of the trust assets are reflected as a non-current asset by the Company with an associated long-term liability to reflect the future obligation to fund the decommissioning from the trust assets or to refund or collect additional amounts from the ratepayers or CenterPoint Energy, American Electric Power or their successors.
     In addition to the nuclear decommissioning trusts, the Company has recorded asset retirement obligations and liabilities in accordance with SFAS No. 143 “Accounting for Asset Retirement Obligations”. The assets and liabilities were recorded on the respective acquisition dates based on the estimated future costs of decontamination and decommissioning of the Company’s 44.0% interest in the South Texas Project. The asset is being amortized over the remaining licensing period for the South Texas Project and is reflected as a component of property plant and equipment. Accretion expense is being recognized associated with the liability.
     As of September 30, 2005 the trust assets had a market value of $305.4 million. The unamortized portion of the retirement obligation asset was $280.2 million. The decommissioning liability was $291.8 million, and the liability to fund decommissioning from the trust assets and payments to or from ratepayers was $293.8 million. The total value of all assets and all liabilities associated with the decommissioning and the trusts will always be equal, which is consistent with the Company not having any economic exposure for the decommissioning responsibilities.
State Auction Application
     Texas Genco Holdings, Inc., when it was a subsidiary of CenterPoint Energy, Inc., was required by Texas regulation to auction firm entitlements to 15% of its installed generation capacity and related ancillary services on a forward basis to non-affiliates (the “Texas Utility Commission state-mandated auctions”). The Company filed with the Texas Utility Commission for a declaratory ruling that the Company is not required to conduct Texas Utility Commission state-mandated auctions. The Texas Utility Commission ruled at an open meeting in June 2005 that the Company is required to conduct the auction, although it indicated that if the Company sells generation units in the interim the Company may be excused from the auction. The Texas Utility Commission issued a declaratory order on July 29, 2005 stating that the Company is still required to conduct the state-mandated auctions. The Company completed the September 12, 2005 auction to sell 567 MWs of baseload capacity. The Company is required to conduct Texas Utility Commission state-mandated auctions that will continue through December 31, 2006.
Workforce Optimization Plans
     On February 1, 2005, and in conjunction with the Initial Acquisition, the Company announced a workforce optimization plan (the “Plan”). The program consists of a voluntary retirement incentive and an involuntary severance.

Texas Genco LLC
     Voluntary Retirement Incentive. On February 14, 2005, the Company announced a Voluntary Retirement Incentive Program (“VRI”) for its eligible 232 non-bargaining unit employees, and on March 15, 2005, an identical program was announced for its eligible 309 bargaining unit employees. To be eligible for the VRI, employees must have been (1) employed on February 1, 2005 (on March 1, 2005 for bargaining unit employees), (2) at least age 50 with at least 15 years of service on April 1, 2005, and (3) a participant in the Texas Genco II LP retirement plan (“Retirement Plan”). In summary, the VRI offers the eligible employee (i) an annuity payment from the Retirement Plan based on the greater of (a) the cash balance account in the Retirement Plan, or from the predecessor plan benefit formula, (b) the accrued lump sum benefit paid as a monthly annuity, or (c) the present value of the immediate life annuity; (ii) the present value of two years of base salary in the form of a twenty-four month annuity payment from the Retirement Plan (or, if the employee elects, in the form of a life annuity); (iii) a lump-sum healthcare bridge payment if the employee is under age 55; and (iv) payment of earned vacation and a pro-rated 2005 discretionary bonus. The election period to participate in the VRI expired on April 7, 2005 and as of September 30, 2005, 412 employees had elected to retire and did not revoke their election. SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, specifies that an employer that offers special termination benefits to employees shall recognize a liability and a corresponding cost when the employees accept the offer and the amount can be reasonably estimated. During the three and nine month periods ended September 30, 2005, a credit of $1.4 million and $57.2 million were recognized relative to the estimated increased pension cost related to the VRI plan. Additionally, for the nine month period ended September 30, 2005, $3.0 million was recognized as estimated liabilities for the health care bridge payment associated with the 412 electing employees.
     Involuntary Severance. The second component of the Plan is being achieved by targeted workforce reductions. Employees terminated pursuant to the Plan receive a lump-sum cash severance benefit payment based on a calculation which provides three weeks of base pay for each full year of service realized with the Company (and qualified predecessor employers), with a minimum of 12 weeks and a maximum of 52 weeks of severance benefits paid to an affected individual. In addition, the terminated employee would receive an additional lump sum equal to the employee’s target award under the Company’s annual short-term incentive plan based on eligible earnings for the period commencing on January 1 of the termination year through the employee’s date of termination. Affected individuals will also have the ability to continue medical, dental and vision benefits at the active employee contribution rates for coverage for the number of weeks used to calculate the individual’s severance benefit. As of September 30, 2005, the Company has terminated 41employees pursuant to this component of the Plan.
     Voluntary Severance. On August 15, 2005, the third phase of the workforce restructuring, a Voluntary Severance Program covering collectively bargained employees, was announced. In accordance with our agreements with the union, the program was offered to selected work groups within the Company. The Program provides the same level of severance benefits provided in the involuntary program. As of September 30, 2005, 17 employees had elected to terminate his/her employment in the following fourth quarter, effective October 1, 2005, pursuant to the Voluntary Severance Program.
     During the first quarter of 2005, the Company completed an analysis that estimated the total minimum severance benefits for the total targeted workforce reduction plan. This estimated cost of the minimum severance benefits was accrued during the first quarter, and included a reduction of $29.6 million in goodwill. This estimate may be adjusted in future periods, as the total actual severance liability is determined.
     During the nine months ended September 30, 2005, the accrued liability for the minimum severance benefits was reduced by $24.7 million, reflecting the minimum severance benefits liability associated with the 412 employees electing the VRI as of September 30, 2005. In addition, the accrued liability for the minimum severance benefits was reduced by $2.1 million associated with 30 eligible employees who were severed during the period. As a result, Operations and Maintenance expenses for the nine month period ended September 30, 2005 includes a $57.2 million pension charge, and a $3.0 million health care bridge charge, which was partially offset by a $24.7 million minimum severance credit, all relating to the VRI plan.

Part B — Texas Genco Holdings, Inc.
Consolidated Results of Operations
     The following table sets forth the consolidated results of operations of Texas Genco Holdings, Inc. and its subsidiaries (“Holdings”) for the period from January 1, 2005 to April 13, 2005 and three months and nine months ended September 30, 2004, followed by a discussion of Holdings’ consolidated results of operations.

			Period from
	Three Months	Nine Months Ended	January 1
	Ended September 30,	September 30,	through April 13,
	2004	2004	2005
	(in thousands, except for share and per share amounts)
Revenues	$637,885	$1,629,732	$61,593

Expenses:
Fuel costs	315,644	765,951	5,687
Purchased power	17,506	43,874	––
Operation and maintenance	118,914	319,113	35,026
Depreciation and amortization	4,355	85,331	5,165
Write-down of assets	649,000	649,000	––
Taxes other than income taxes	8,721	33,099	3,467

Total	1,114,140	1,896,368	49,345

Operating Income (Loss)	(476,255)	(266,636)	12,248
Other Income	908	2,963	1,145
Interest Expense, net	––	(140)	(763)

Income (Loss) Before Income Taxes	(475,347)	(263,813)	12,630
Income Tax Benefit (Expense)	164,088	93,562	(3,514)

Net Income (Loss)	$(311,259)	$(170,251)	$9,116

Basic and Diluted Earnings Per Share:
Net Income (Loss)	$(3.89)	$(2.13)	$0.14

Weighted Average Shares Outstanding	80,000,000	80,000,000	64,764,240

Period from January 1 through April 13, 2005
     For the period from January 1 through April 13, 2005, Holdings reported net income of $9 million as compared to $170 million for the nine months ended September 30, 2004. On December 15, 2004, Holdings sold its coal, lignite and gas-fired generation assets to the Company. In 2005, Holdings only remaining asset was its 30.8% interest in the South Texas Electric Generating Project nuclear generating facility, which was sold to Texas Genco LLC on April 13, 2005. Therefore, there is no meaningful comparison between 2004 and 2005.

Texas Genco Holdings, Inc.
Liquidity and Capital Resources
Historical Cash Flows
     The net cash provided by/used in Holdings’ operating, investing and financing activities for the nine months ended September 30, 2004 and the period from January 1 through April 13, 2005 is as follows (in millions):

	Nine Months Ended	Period from January 1,
	September 30,	through April 13,
	2004	2005
Cash provided by (used in):
Operating activities	$400	$(89)
Investing activities	(46)	374
Financing activities	(61)	(308)
Cash Provided by (Used in) Operating Activities
     Net cash provided by operating activities decreased $489 million for the period from January 1 through April 13, 2005 as compared to the nine months ended September 30, 2004 primarily due to the fossil generation assets no longer generating revenue after their sale, the different lengths of the reporting periods and increased income taxes paid related to the sale of Holdings’ fossil generation assets.
Cash Provided by (Used in) Investing Activities
     Net cash provided by investing activities increased $420 million for the period from January 1 through April 13, 2005 as compared to the nine months ended September 30, 2004. The settlement of notes receivable from affiliates position in the first quarter of 2005 and a decrease in restricted cash of $383 million related to payments to former shareholders contributed to the increase as compared to the nine months ended September 30, 2004. Additionally, there were decreased capital expenditures due to the sale of the fossil generation assets on December 15, 2004.
Cash Used in Financing Activities
     Cash used in financing activities increased $247 million for the period January 1 through April 13, 2005 as compared to the nine months ended September 30, 2004. Holdings borrowed $75 million under its revolving credit facility during the first quarter of 2005. Additionally, the dividend payment was eliminated in the first quarter of 2005. These increases were offset by the purchase of treasury shares for $383 million in the period from January 1 through April 13, 2005.

Texas Genco LLC
Quantitative and Qualitative Disclosures about Market Risk
Interest Rate Risk
     Changes in interest rates affect the interest expense the Company incurs on the Company’s variable-rate debt and the fair value of the Company’s fixed-rate debt. In addition, changes in interest rates used in the estimation of the fair value of the Company’s interest rate derivative positions can result in increases or decreases in the unrealized value of those positions; however, at September 30, 2005 the Company had no such derivative positions.
     The table below shows the maturity for the carrying amount and related weighted-average interest rate on the Company’s term loan facilities under the Credit Agreement and on the Senior Notes, by expected maturity date, and the fair value of the outstanding debt at September 30, 2005.

Long-Term Financing Obligations,	Expected Fiscal Year of Maturity of Carrying Amounts
including	(in millions)
current portion	2005	2006	2007	2008	2009	Thereafter	Fair Value
Senior Notes (due December 15, 2014)	$—	$—	$—	$—	$—	$1,125.0	$1,153.1
Average interest rate	6.875%	6.875%	6.875%	6.875%	6.875%	6.875%	6.875%
Term Loan Facilities	$4.0	$16.3	$16.3	$16.3	$16.3	$1,544.8	$1,622.1
Average interest rate (1)	6.47%	6.29%	6.30%	6.32%	6.33%	6.26%	5.91%

(1)	Based on the Company’s weighted average term loan interest rate of 5.96% at September 30, 2005
     At September 30, 2005, a 1% change in interest rates on the term loan facilities of the Credit Agreement would have resulted in a $16.1 million change in pretax income on an annual basis.
Commodity Price Risk
     The Company actively manages the risks associated with volatility in power prices and fuel costs through a combination of fixed price firm and non-firm forward power sales, natural gas swaps and long-term fuel arrangements. In addition, the Company’s long-term rail transportation contracts for the W.A. Parish and Limestone plants’ coal requirements provide for delivery to the plants at contracted prices.
     The Company is subject to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 138 and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 133”), which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. These statements require that derivatives be recognized at fair value on the balance sheet and that changes in fair value of such derivatives be recognized either currently in earnings or deferred as a component of other comprehensive income. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period it occurs. Cash flow hedges are those derivatives designated to hedge exposure to variability in expected future cash flows. Changes in the fair value of cash flow hedges, to the extent there is a high correlation between price movements in the derivative and the item designated as being hedged, are recognized as a component of other comprehensive income until the expected cash flow occurs. At such time, previously recognized amounts within comprehensive income are reversed, and the change in the fair value of the derivative is recognized within earnings.
     The Company has entered into several natural gas swap agreements to sell approximately 199.0 million MMBtu’s of natural gas through 2010 at fixed prices, with the Company as the floating price payor. These transactions hedge the Company’s exposure to variability in expected future cash flows from fluctuations in the sale of power, which is highly correlated with natural gas prices in ERCOT. These swap agreements are considered derivatives and are treated as cash flow hedges for accounting purposes. The aggregate fair market value of the natural gas swap agreements was ($324.1) million at September 30, 2005. The Company has recognized losses associated with these swaps in the amount of $23.3 million. As a result, $300.8 million was recorded as an other comprehensive loss at September 30, 2005.

Texas Genco LLC
     The table below presents the hypothetical sensitivity to immediate selected potential changes in the quoted market price of natural gas of the derivative commodity instrument the Company used to mitigate market risks that was outstanding at September 30, 2005 (in millions).

Impact of changes in commodity prices	10% Increase			10% Decrease
on derivative commodity instrument	Current	Fair	Increase	Fair	Increase
as of September 30, 2005:	Fair Value	Value	(Decrease)	Value	(Decrease)
Natural gas swap agreement	$(324.1)	$(469.2)	$(145.1)	$(179.0)	$145.1
Off-Balance Sheet Arrangements
     The Company has no off-balance sheet arrangements.